Registration No. 14825
________________________________________________________________

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                    Amendment No.    2     to

                             FORM S-4
                      REGISTRATION STATEMENT
                 UNDER THE SECURITIES ACT OF 1933
________________________________________________________________

               MOUND CITY FINANCIAL SERVICES, INC.
      (Exact name of registrant as specified in its Charter)

WISCONSIN           Applied For         6711
(State of           (I.R.S. Employer    (Primary Standard
Incorporation)      I.D. No.)           Industrial Classification
                                        Code No.)

                       25 EAST PINE STREET
                  PLATTEVILLE, WISCONSIN  53818
                          (608) 348-2685
  (Address and telephone number of principal executive offices)
________________________________________________________________
ROBERT J. JUST, JR.           MADELYN D. LEOPOLD
25 East Pine Street           Boardman, Suhr, Curry & Field
Platteville, WI  53818        One S. Pinckney Street, Suite 410
(608) 348-2685                Post Office Box 927
                              Madison, WI  53701-0927
(Name, address, telephone
no. of agent for service)     (Copy of Notices)
________________________________________________________________

     Approximate date of commencement of proposed sale of the securities to the public: upon consummation of the reorganization.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

________________________________________________________________

                 CALCULATION OF REGISTRATION FEE

Title of each class of securities to         Common Stock,
be registered:                               no par value

Amount to be registered:                     3,600

Proposed maximum offering price per unit*:   $2,739.16

Proposed maximum aggregate offering price*   $9,860,968.35

Amount of registration fee                   $3,400.36

[FN]
*Based on the book value of the common stock of Mound City Bank on September 30, 1996, estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2).

               MOUND CITY FINANCIAL SERVICES, INC.

                      Cross Reference Sheet

Form S-4, Part I
Item Number         Location in Prospectus

     1              FACING PAGE OF REGISTRATION STATEMENT;
                    OUTSIDE FRONT COVER PAGE OF PROSPECTUS

     2              TABLE OF CONTENTS

     3              SUMMARY

     4              SUMMARY; THE REORGANIZATION; COMPARISON OF
                    BANK STOCK WITH HOLDING COMPANY STOCK

     5              Not applicable

     6              MOUND CITY FINANCIAL SERVICES, INC.; MOUND
                    CITY BANK

     7              Not applicable

     8              THE REORGANIZATION

     9              MOUND CITY FINANCIAL SERVICES, INC.; MOUND
                    CITY BANK

     10             Not applicable

     11             Not applicable

     12             Not applicable

     13             Not applicable

     14             MOUND CITY FINANCIAL SERVICES, INC.;
                    COMPARISON OF BANK STOCK WITH HOLDING COMPANY
                    STOCK

     15             Not applicable

     16             Not applicable

     17             MOUND CITY BANK; COMPARISON OF BANK STOCK
                    WITH HOLDING COMPANY STOCK

     18             THE REORGANIZATION; MOUND CITY FINANCIAL
                    SERVICES, INC.; MOUND CITY BANK; RIGHTS OF
                    DISSENTING SHAREHOLDERS OF BANK

     19             Not applicable

December    5    , 1996

To the Shareholders of Mound City Bank:

     Mound City Bank ("Bank") will hold a special meeting of its shareholders on January 9, 1997, at 7:00 p.m. Central
Standard Time, at the Governor Dodge Motor Inn Convention Center,
300 W. Highway 151, Platteville, Wisconsin.

     This meeting is of great importance to Bank shareholders, because you will be asked to consider and approve the formation of a one-bank holding company for the Bank. A bank holding company is a corporation that owns most or all of the stock of a bank. If a bank holding company is approved for the Bank, the Bank shareholders would have their Bank stock exchanged for holding company stock. The Bank shareholders would become the holding company shareholders, and the holding company would become the sole shareholder of the Bank. The formation of a bank holding company would not involve any sale of the Bank.

     A Wisconsin corporation, Mound City Financial Services, Inc., has been formed at the direction of Bank management to serve as a holding company for the Bank. Mound City Financial Services, Inc.'s current Board of Directors is identical to the Bank's Board of Directors. If the holding company structure is approved for the Bank, the Bank shareholders will become shareholders of Mound City Financial Services, Inc., which would become the sole shareholder of the Bank.

     More than 150 one-bank holding companies have been formed throughout Wisconsin. The Board of Directors believes that a holding company would be beneficial to the Bank and to its shareholders, because it would enable the Bank to:

     1. Respond rapidly and effectively to changes that may occur in the future in the laws and regulations governing banks and bank-related activities;

     2. Be better able to acquire other banks, to be operated either as branches of the Bank or as separate banks, in areas not now served by the Bank;

     3. Offer bank-related services, through nonbanking affiliates to be acquired or created in the future, to present
Bank customers and other members of the public;

     4. Provide a potential market for the stock of the holding company;

     5. Meet any future capital requirements, that are not provided by the future earnings of the Bank, through borrowings by the holding company that are repaid by nontaxable dividends from the Bank; and

     6. Compete more effectively with other bank holding companies.

     If the holding company is approved, shareholders of the Bank will receive one (1) share of holding company stock for each share of Bank stock.

     This letter is followed by a formal notice of the special meeting of shareholders and a Prospectus/Proxy Statement ("Prospectus"). The Prospectus serves two purposes. First, it is the proxy statement of the Bank which describes the proposed transaction and asks you to send in your Proxy to vote on the holding company at the special meeting of shareholders. A form of Proxy is enclosed separately (on blue paper). Second, it is a Prospectus of the holding company which describes the holding company and its stock.

     Financial statements for the Bank prepared in accordance with generally accepted accounting principles and dated December
31, 1995 and September 30, 1996 are also included in this mailing.

     THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS APPROVAL OF THE HOLDING COMPANY FORMATION. ALL OF THE BANK'S DIRECTORS HAVE INDICATED THEIR INTENTION TO VOTE IN FAVOR OF MOUND CITY FINANCIAL SERVICES, INC. AS A HOLDING COMPANY FOR THE BANK. THE BOARD OF DIRECTORS URGES YOU TO READ THE ENCLOSED PROSPECTUS CAREFULLY, AND HOPES THAT YOU CHOOSE TO JOIN THEM IN APPROVING THE HOLDING COMPANY FORMATION.

     Please return the enclosed Proxy to ensure that your shares are represented in the voting on this transaction. IN ORDER TO APPROVE THE HOLDING COMPANY, THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OF THE OUTSTANDING SHARES OF THE BANK WILL BE NEEDED. YOUR VOTE IS IMPORTANT REGARDLESS OF HOW MANY SHARES YOU OWN. PLEASE SIGN AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, EVEN IF YOU PLAN TO ATTEND THE MEETING. If you do attend the meeting, you may at that time revoke your proxy and vote your shares in person at the meeting.

     The Directors believe that the formation of a holding company is an important step forward for the Bank. If you have questions about the holding company or the Prospectus, please call me at (608) 348-2685.

                              Very truly yours,
                              Robert J. Just, Jr.,
                              President
                         MOUND CITY BANK
                       25 East Pine Street
                  Platteville, Wisconsin  53818

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                   TO BE HELD JANUARY 9, 1997

     A special meeting of shareholders of Mound City Bank (the "Bank") will be held on Thursday, January 9, 1997, at the Governor Dodge Motor Inn Convention Center, 300 W. Highway 151, Platteville, Wisconsin, at 7:00 p.m. Central Standard Time, for the following purposes:

     1.   To vote on the following resolution:

          RESOLVED, that the formation of a bank holding company for Mound City Bank, pursuant to the terms and conditions of an Agreement and Plan of Reorganization between Mound City Bank and Mound City Financial Services, Inc. and a Merger Agreement between Mound City Bank and New Mound City Bank, whereby (i) Mound City Bank will become a wholly-owned subsidiary of Mound City Financial Services, Inc., and (ii) shareholders of Mound City Bank will become shareholders of Mound City Financial Services, Inc., is hereby authorized and approved.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     At this meeting, holders of record of common stock of the Bank at the close of business on November 25, 1996 will be entitled to vote. A majority of the issued and outstanding shares of the Bank must be voted in favor of the above resolution in order to permit the holding company formation to proceed.

     Shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under Sections 221.0706 through 221.0718 of the Wisconsin Statutes. A copy of those sections is attached to the following Proxy Statement/Prospectus as Exhibit C.

     THE BOARD OF DIRECTORS OF THE BANK BELIEVES THAT THE
PROPOSED HOLDING COMPANY IS IN THE BEST INTERESTS OF THE BANK AND
ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF
THE BANK VOTE "FOR" THE PROPOSED HOLDING COMPANY.

                              By Order of the Board of Directors

                              _______________________________,
                              Donna J. Hoppenjan, Cashier
December    5    , 1996
                         MOUND CITY BANK
                         PROXY STATEMENT

               MOUND CITY FINANCIAL SERVICES, INC.
                          3,600 SHARES
                          COMMON STOCK

                            PROSPECTUS

               Special Meeting of Mound City Bank
            Shareholders to be held January 9, 1997


     This Proxy Statement is being furnished to the shareholders of Mound City Bank, Platteville, Wisconsin, in connection with the solicitation of proxies by the Board of Directors of Mound City Bank for use at the special meeting of shareholders to be held on January 9, 1997. At that meeting, the shareholders of Mound City Bank will consider and vote upon the proposed acquisition of Mound City Bank by Mound City Financial Services, Inc. by means of a reorganization.

     Under its Articles of Incorporation, Mound City Financial Services, Inc. ("Holding Company") will have a right of first refusal to purchase shares of its stock at the price and on the terms and conditions offered to any Holding Company shareholder by a prospective purchaser. Such a limitation does not currently exist on the stock of Mound City Bank ("Bank"). The right of first refusal will apply to Holding Company shares in the hands of all shareholders, including subsequent transferees. Certificates evidencing shares of the Holding Company's stock will bear a legend describing the right of first refusal. The Holding Company's right to purchase may limit a shareholder's ability to sell shares to other purchasers. The right of first refusal might also limit the formation of a market for the stock outside the Holding Company. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK--Market for the Stock."

     The Holding Company's Articles of Incorporation contain certain other provisions that may have an effect of delaying, deferring or preventing a change in control of the Holding Company. The Holding Company's Articles establish a classified board of directors and establish additional voting requirements for mergers and similar transactions. These provisions and the right of first refusal provision may be amended only by the affirmative vote of not less than 75% of the outstanding shares of voting stock of the Holding Company. See "MOUND CITY FINANCIAL SERVICES, INC.--Certain Anti-Takeover and Indemnification Provisions."

           ____________________________________________

     Mound City Financial Services, Inc. has filed a Registration Statement on Form S-4 pursuant to the Securities Act of 1933, as amended, covering the shares of Mound City Financial Services, Inc. common stock to be issued in connection with the reorganization. These materials constitute the Prospectus of Mound City Financial Services, Inc. to the shareholders of Mound City Bank.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF ANY OFFER. IN THOSE JURISDICTIONS THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THIS OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THIS OFFER MAY BE MADE ON BEHALF OF MOUND CITY FINANCIAL SERVICES, INC. ONLY BY REGISTERED BROKERS OR DEALERS WHO ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MOUND CITY FINANCIAL SERVICES, INC. OR MOUND CITY BANK SINCE THE DATE OF THIS PROSPECTUS. MOUND CITY FINANCIAL SERVICES, INC. IS REQUIRED TO ADVISE SHAREHOLDERS OF ANY FUNDAMENTAL CHANGE AFFECTING THE TERMS OF THE TRANSACTION BETWEEN MOUND CITY BANK AND MOUND CITY FINANCIAL SERVICES, INC.

THE SECURITIES BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
OR ANY OTHER GOVERNMENT AGENCY.

            __________________________________________

     THE SHARES OF MOUND CITY FINANCIAL SERVICES, INC. COMMON STOCK TO BE ISSUED IN THE REORGANIZATION HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
           ____________________________________________


The date of this Proxy Statement/Prospectus is December
   5    , 1996.

                        TABLE OF CONTENTS

                                                             Page

SUMMARY                                                       i

INTRODUCTION                                                  1

THE REORGANIZATION                                            2

     General                                                  2
     Reasons for the Reorganization                           2
     Summary of the Reorganization                            4
     Special Meeting of Shareholders                          5
     Operation of the Bank Following the Reorganization       7
     Accounting Treatment of the Transaction                  7
     Conditions Precedent to the Reorganization               7
     Closing Date                                             8
     Resales of Holding Company Stock by "Affiliates"         9
     Tax Considerations                                       9
     Securities Regulation                                    14
     Resale of Holding Company Common Stock                   15
     Expenses of Reorganization                               15

RIGHTS OF DISSENTING SHAREHOLDERS OF BANK                     15

MOUND CITY FINANCIAL SERVICES, INC.                           17

     History, Business, and Properties                        17
     Management                                               17
     Principal Shareholders                                   19
     Description of Holding Company's Common Stock            19
     Executive Compensation                                   19
     Transactions with Related Parties                        19
     Certain Anti-Takeover and Indemnification
          Provisions                                          19

MOUND CITY BANK                                               22

     History, Business and Properties                         22
     Management                                               25
     Business Background of Directors and Executive Officers  27
     Executive Compensation                                   32
     Director Compensation                                    32
     Board Review of Management Compensation                  33
     Principal Shareholders                                   33
     Description of the Stock of the Bank                     33
     Transactions with Related Parties                        33
     Indemnification of Directors and Officers                34
     Shares of the Stock Owned or Controlled by Management    34
     Recommendation of the Bank's Board of Directors          35

COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK           35

     Authorized Shares and Par Value                          35
     Voting Rights                                            36
     Dividends                                                37
     Market for the Stock                                     39
     Value                                                    42
     Other                                                    42

SUPERVISION AND REGULATION                                    43

     General                                                  43
     Banking Regulation                                       44
     Capital Requirements for the Holding
          Company and the Bank                                45
     Loan Limits to Borrowers                                 46
     Recent Regulatory Developments                           46
     Available Information                                    50

LEGAL MATTERS                                                 50


EXHIBIT A      Agreement and Plan of Reorganization

EXHIBIT B      Tax Opinion of Boardman, Suhr, Curry & Field

EXHIBIT C      Sections 221.0706 through 221.0718 of the
               Wisconsin Statutes

EXHIBIT D      Articles of Incorporation of Mound City
               Financial Services, Inc.

                             SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement. This summary is necessarily incomplete and selective, and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Prospectus/Proxy Statement. Shareholders are urged to review carefully the entire Prospectus/Proxy Statement including the Exhibits.

Parties        Mound City Financial Services, Inc.
               ("Holding Company")
               25 East Pine Street
               Platteville, Wisconsin  53818
               (608) 348-2685

               Mound City Bank ("Bank")
               25 East Pine Street
               Platteville, Wisconsin  53818
               (608) 348-2685

     The Holding Company, a Wisconsin corporation, was organized at the request of the management of the Bank for the purpose of becoming a one-bank holding company for the Bank. The Holding Company is currently in the organizational stage and has no operating history. See "MOUND CITY FINANCIAL SERVICES, INC.-- History, Business, and Properties." The Bank is a bank chartered under the laws of the State of Wisconsin and has been operating as a commercial bank with its main office in Platteville, Wisconsin, since 1915. The Bank also operates a branch office in Belmont, Wisconsin, which was opened in 1935, and a branch office in Cuba City, Wisconsin, which was opened in 1992. The Bank offers comprehensive banking services to the residential, commercial, industrial and agricultural areas that it serves. These services include agricultural, commercial, real estate and personal loans; checking, savings and time deposits; investments, individual retirement accounts, and trust services. See "MOUND CITY BANK--History, Business, and Properties."

The Reorganization

     The Board of Directors of the Bank proposes to form a bank holding company for the Bank. The Holding Company will acquire all the outstanding shares of the Bank through a reorganization ("Reorganization"). As a result of the Reorganization, the Holding Company will be owned by the former Bank shareholders and the Bank will become a wholly-owned subsidiary of the Holding Company. No change in the compensation or benefits of Bank Directors or Executive Officers is contemplated as a result of the Holding Company formation. The Holding Company will not be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934. However, the Holding Company will provide its shareholders, on a voluntary basis, with the same types of reports as are currently provided by the Bank to Bank shareholders. See "AVAILABLE INFORMATION." For more information about the Reorganization, see "THE REORGANIZATION -- Summary of the Reorganization" and the Agreement and Plan of Reorganization attached as Exhibit A.

Special Meeting of Shareholders

     A special meeting of the shareholders of the Bank will be held on January 9, 1997 at 7:00 p.m., Central Time, at the Governor Dodge Motor Inn Convention Center, 300 W. Highway 151, Platteville, Wisconsin. The purpose of the meeting is to consider and vote upon the formation of a bank holding company pursuant to the Agreement and Plan of Reorganization. Shareholders of record as of the close of business on November 25, 1996 will be entitled to vote at the meeting. The affirmative vote of the holders of a majority of the outstanding Bank stock will be required to approve the transaction. Directors and executive officers of the Bank own or control, directly or indirectly, approximately 11.5% of the outstanding Bank stock. See "THE REORGANIZATION--Special Meeting of Shareholders."

Recommendation of the Bank's Board of Directors

     The Board of Directors of the Bank believes that the proposed Reorganization will benefit the Bank and is in the best interests of its shareholders. Accordingly, the Board recommends that its shareholders vote their Bank shares to approve the Reorganization. See "THE REORGANIZATION--Reasons for the Reorganization" and "MOUND CITY BANK--Recommendation of the Bank's Board of Directors."

Effect on Bank Shareholders

     Subject to certain limitations and dissenters' rights provided by law, on the effective date of the Reorganization each share of Bank common stock outstanding immediately prior to the effective date will be exchanged for one share of Holding Company stock, and the Bank shareholders will become the shareholders of the Holding Company.

Dissenters' Rights

     Under certain provisions of the Wisconsin Statutes, holders of Bank stock have the right to dissent from the Reorganization and obtain payment of the fair value of their shares in cash if they (i) deliver to the Bank before the vote is taken written notice of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed Reorganization is effectuated, and refrain from voting his or her shares in favor of the proposed Reorganization, (ii) demand payment in writing before the date stated in the dissenters' notice, (iii) surrender their Bank stock certificates, and (iv) take certain other actions. See "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK."

Federal Income Tax Consequences

     The Reorganization has been structured with the intent that it qualify for federal income tax purposes as a tax-free transaction, so that shareholders of the Bank will recognize no gain or loss on the exchange of their Bank stock for Holding Company stock. Exhibit B to this Prospectus is an opinion of counsel that the Reorganization is a tax-free transaction. The opinion of counsel will not be binding on the Internal Revenue Service. See "THE REORGANIZATION--Tax Considerations."

Date of the Reorganization

     The Reorganization will take place as promptly as practicable after receipt of all necessary approvals of governmental agencies and authorities and satisfaction of certain other terms and conditions. See "THE REORGANIZATION--Closing
Date."

Conditions for the Reorganization

     The Reorganization is conditioned upon approval by the Wisconsin Department of Financial Institutions Division of Banking, the Federal Reserve Board, the Federal Deposit Insurance Corporation, and a majority of the outstanding stock of the Bank, and upon other terms and conditions. The Bank will close its transfer records twenty (20) days prior to the closing date. Until the Bank's transfer records are closed, Bank shareholders may sell or otherwise transfer their Bank stock. The Reorganization will close no later than June 30, 1997, unless otherwise agreed in writing by the parties. See "THE REORGANIZATION -- Conditions Precedent to the Reorganization." The Holding Company and the Bank may amend, modify or waive certain conditions if, in the opinion of the Boards of Directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of Holding Company stock.

Right of First Refusal and Certain
Other Anti-Takeover Provisions

     The Articles of Incorporation of the Holding Company contain a provision giving the Holding Company a right of first refusal to purchase shares of its stock at a price and on the terms and conditions offered to a shareholder by a prospective purchaser. Transactions within a shareholder's immediate family and stock pledges are permitted (although the stock so transferred or pledged remains subject to the right of first refusal). The right of first refusal may limit a shareholder's ability to sell shares to purchasers other than the Holding Company. In addition, the right of first refusal may reduce the likelihood of another buyer obtaining control of the Holding Company through the acquisition of large blocks of Holding Company stock. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK--Market for the Stock."

     The Holding Company's Articles of Incorporation contain certain other provisions that may have an effect of delaying, deferring or preventing a change in control of the Company. The Articles of Incorporation provide that the Board of Directors shall consist of three classes of directors, each serving for a three-year term ending in a successive year. This provision may make it more difficult to effect a takeover of the Holding Company because an acquiring party would generally need two annual meetings of shareholders to elect a majority of the Board of Directors. The Articles of Incorporation also require the affirmative vote of 75% of the outstanding shares of voting stock to approve certain fundamental changes such as mergers or consolidations of the Holding Company or the sale or lease of all or substantially all of the Holding Company's assets, unless such changes have received advance approval of 75% of the Company's directors, in which case the required vote is a majority.

     The Holding Company's Articles of Incorporation further provide that the provisions of the Articles establishing the Holding Company's classified board of directors, establishing additional voting requirements, and giving the Holding Company a right of first refusal to purchase its stock may be amended only by the affirmative vote of not less than 75% of the outstanding shares of voting stock of the Holding Company. See "MOUND CITY FINANCIAL SERVICES, INC.--Certain Anti-Takeover and Indemnification Provisions."

    By contrast with the Holding Company, the bank is not subject to anti-takeover provisions in its Articles of Incorporation, Bylaws or under applicable banking law.

            __________________________________________

                         PROXY STATEMENT
                               AND
                            PROSPECTUS
            __________________________________________


                           INTRODUCTION

     Mound City Financial Services, Inc. ("Holding Company") is a business corporation organized at the request of the management of the Mound City Bank ("Bank") for the purpose of the reorganization. See "MOUND CITY FINANCIAL SERVICES, INC." The Bank is a state-chartered bank that has been operating as a commercial bank with its main office in Platteville, Wisconsin, since 1915. See "MOUND CITY BANK."

     The reorganization is being conducted for the purpose of forming a holding company for the Bank, according to a plan of reorganization approved by the Board of Directors of the Holding Company and by the Board of Directors of the Bank. See "THE REORGANIZATION--Summary of the Reorganization." The Board of Directors of the Bank believes that the formation of a bank holding company will benefit the Bank and its shareholders. See "THE REORGANIZATION--Reasons for the Reorganization" and "MOUND CITY BANK-- Recommendation of the Bank's Board of Directors."

     This Prospectus contains information intended to help each Bank shareholder decide whether to vote to approve the formation of a bank holding company. See, for example, "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK." The Board of Directors of the Holding Company urges each Bank shareholder to carefully read the entire Prospectus.

                        THE REORGANIZATION

General

     The reorganization is designed to offer shareholders of Mound City Bank ("Bank") the opportunity to form a bank holding company. Pursuant to the reorganization, the following steps have already occurred:

     1.   Mound City Financial Services, Inc. ("Holding
          Company"), a Wisconsin business corporation, has been incorporated for the purpose of participating in the reorganization and becoming a bank holding company.

     2. The Board of Directors of the Bank and the Board of Directors of the Holding Company have adopted and approved an Agreement and Plan of Reorganization.

     The following steps, among others, remain to be completed pursuant to the reorganization (see "THE REORGANIZATION --
Conditions Precedent to the Reorganization"):

     1. The shareholders of the Bank must approve the reorganization by the affirmative vote of a majority of the outstanding Bank stock.

     2.   The Federal Reserve Board must approve the Holding
          Company's application to become a bank holding company under the Bank Holding Company Act of 1956, as amended.

     3.   The Wisconsin Department of Financial Institutions
          Division of Banking must approve the reorganization.

     4. The Federal Deposit Insurance Corporation must approve the reorganization.

Reasons for the Reorganization

     The Board of Directors of the Bank recommends the reorganization because it believes that a bank holding company will offer opportunities to the Bank to compete more effectively and to expand its services in type, in number, and in geographical scope. In addition, the Board believes that the formation of a holding company will provide benefits to the shareholders and to its community.

     Flexibility. The proposed reorganization will, in the opinion of the Board, better prepare the Bank for responding flexibly and efficiently to future changes in the laws and regulations governing banks and bank-related activities. Often, opportunities arise for bank holding companies that are not available to banks. The bank holding company corporate structure may prove valuable in taking advantage of any new opportunities in banking and bank-related fields that are made available by deregulation or otherwise.

     Market for the Stock. Under Wisconsin law, a state-chartered bank is prohibited from holding or purchasing more than 10% of its own stock, except in certain limited circumstances. Therefore, any Bank shareholder who desires to sell his or her Bank stock must generally locate a person willing to purchase the stock. In the past, there has been a limited market for Bank stock, making it difficult for a seller to find a buyer, particularly if the seller owns a large number of shares that would require a substantial purchase price.

     The Holding Company will not be prohibited by law from purchasing Holding Company stock, unless such a purchase would make the Holding Company insolvent. The Holding Company may therefore become a potential buyer of that stock. Selling shareholders are required to offer their shares first to the Holding Company under its right of first refusal. The Holding Company will not be required to purchase stock, but may do so in the discretion of its Board of Directors. In the event that the Holding Company fails to exercise its right of first refusal, selling shareholders may typically be required to locate a prospective purchaser for their shares on a person-to-person basis. For more information about the Holding Company's ability to purchase stock, see "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK -- Market for the Stock."

     Expansion. The principal means for a bank to seek continued growth, apart from utilizing more fully the business potential within its present market area, is by use of the holding company structure to reach into other geographic markets. After the reorganization, the Holding Company will be able to, and may, subject to approval of regulatory authorities, create new banks or acquire existing banks anywhere in Wisconsin and neighboring states. The Holding Company has no present plans to acquire any such banks.

     Diversification. The proposed bank holding company offers the ability to diversify the business of the Bank by creating or acquiring corporations engaged in bank-related activities. Diversification into bank-related activities is governed by the Bank Holding Company Act of 1956, as amended, and the regulations of the Federal Reserve Board promulgated pursuant to that Act. The range of activities in which a holding company may engage through nonbank subsidiaries includes, subject to approval of the Federal Reserve Board, loan service companies, mortgage companies, independent trust companies, small loan and factoring companies, equipment leasing companies, credit life and disability insurance companies, and certain insurance, advisory, and brokerage operations. The Holding Company may in the future engage directly or through subsidiaries in one or more of those activities. However, the timing and extent of those operations by the Holding Company will depend on many factors, including competitive and financial conditions existing in the future as well as the then financial condition of the Holding Company and the Bank.

     Capital Requirements. The proposed reorganization will also provide, in the opinion of the Board, greater flexibility in meeting financing needs of the Bank or other banks or corporations acquired by the Holding Company. Currently, there is no need for the Bank to obtain additional capital. If the need for additional capital should arise, however, those capital requirements of the Bank could be obtained through borrowings by the Holding Company, which would then be paid to the Bank by the Holding Company as a capital contribution or as a purchase of additional Bank stock. The loan to the Holding Company would be paid with dividends received from the Bank, which would not be taxable to the Holding Company if it holds at least 80% of the Bank stock. The interest expense incurred by the Holding Company on the loan could be used to offset Bank earnings on a consolidated federal income tax return.

     General. The Board believes that greater overall strength will result to the Bank through the formation of the Holding Company. The formation of the Holding Company is not part of a plan or effort to adversely affect any shareholder, or to unduly benefit any shareholder, director, or officer. Except for those shareholders who exercise dissenters' rights, the proportionate interests of the Bank shareholders in the Holding Company stock will be identical to their current proportionate interests in the Bank stock.

Summary of the Reorganization

     The Holding Company intends to acquire all of the outstanding stock of the Bank through a reorganization. To perform the reorganization, the Holding Company will organize a new bank, called New Mound City Bank ("New Bank"), as a wholly-owned subsidiary of the Holding Company. New Bank will not conduct any banking business or any other business. It will have no employees, no liabilities, no operations, and (except for a nominal capital contribution required by law) no assets. It will be a "shell" corporation, and will be incorporated for the sole purpose of assisting in the reorganization.

     To perform the reorganization, the Bank will be merged into the New Bank. The stock of the Bank now held by the shareholders will be converted into the Holding Company stock at the rate of one share of the Holding Company stock for each one share of Bank stock that they currently own. Therefore, the Bank shareholders will become shareholders of the Holding Company. In addition, by virtue of the merger of the Bank into the New Bank, the Bank will become a wholly-owned subsidiary of the Holding Company.

     Currently, the Bank shareholders own all 3,600 shares of the Bank's stock. After the reorganization, the Holding Company will own the Bank, and the former Bank shareholders will own the Holding Company, as follows:

     Current                       After Reorganization

     Shareholders                  Shareholders
          3,600 shares                  3,600 shares (100%) of
          (100%)of Bank stock           Holding Company stock

                                   Holding Company
                                        3,600 shares (100%) of
                                        Bank stock
     Bank
                                   Bank

Special Meeting of Shareholders

     Section 221.0702 of the Wisconsin Statutes requires that at least a majority of the outstanding stock of a state-chartered bank approve a merger of that bank. Because the reorganization will be conducted as a merger of the New Bank and the Bank, that requirement must be fulfilled.

     A vote on the proposed holding company will be taken at the special meeting of shareholders of the Bank, to be held on January 9, 1997, at 7:00 p.m., Central Time, at the
Governor Dodge Motor Inn Convention Center, 300 W. Highway 151, Platteville, Wisconsin. The close of business on November 25, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.
On that date there were outstanding and entitled to vote 3,600 shares of Bank stock. Each outstanding share of Bank stock entitles the record holder to one vote on all matters to be acted upon at the meeting. The presence at the meeting in person or by proxy of the holders of a majority of the issued and outstanding shares of Bank stock entitled to vote will constitute a quorum for the transaction of business. The affirmative vote of 1,801 of the issued and outstanding shares of Bank stock is required to approve the holding company. The Bank's articles of incorporation and bylaws as well as applicable law do not appear to address the issue of whether a vote for abstention is treated as a "yes" vote or "no" vote. Accordingly, for purposes of counting votes at this special meeting of shareholders, abstentions (that is, proxies on which the box labeled "Abstain" has been checked) are treated as "no" votes. Also for purposes of counting votes at the special meeting of shareholders, broker non-votes are treated as abstentions and therefore as "no" votes. Abstentions are not treated as "no" votes for purposes of dissenters' rights.

     THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT HOLDERS OF BANK STOCK VOTE "FOR" THE TRANSACTION. See "MOUND CITY BANK--Recommendations of the Bank's Board of Directors." As of the date of this Prospectus, the directors and executive officers of the Bank owned or controlled 414 shares, or approximately 11.5%, of the Bank stock outstanding. See "MOUND CITY BANK--Management." The directors and officers of Bank have indicated that they will vote to approve the transaction, and are soliciting proxies from Bank shareholders.

     A shareholder may vote his or her shares in person or by proxy. Each shareholder is encouraged to return the enclosed Proxy (on blue paper), even if he or she intends to attend the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with the instructions on the proxy. Proxies containing no instructions will be voted "FOR" approval of the holding company. On any other matters properly brought before the meeting and submitted to a vote, all proxies will be voted in accordance with the judgment of the persons voting the proxies. A proxy may be revoked at any time before it is voted, either by written notice filed with the Cashier of the Bank or with the acting secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has filed his or her proxy shall not of itself constitute a revocation. Failure to submit a proxy or to vote at the meeting has the same effect as a negative vote for purposes of approving or disapproving the reorganization.

     Wisconsin law provides appraisal rights to holders of Bank stock who dissent from the merger, if statutory procedures are followed. See "RIGHTS OF DISSENTING SHAREHOLDERS OF BANK."

Operation of the Bank Following the Reorganization

     The Holding Company anticipates that, following the reorganization, the business of the Bank will be conducted substantially unchanged from the manner in which it is now being conducted. The Bank's name will not be changed. The Holding Company anticipates that the Bank will be operated under substantially the same management, and no changes in personnel or compensation of Bank officers or directors are anticipated as a result of the reorganization. After the reorganization, the Bank will continue to be subject to regulation and supervision by regulatory authorities, to the same extent as currently applicable. See "SUPERVISION AND REGULATION." The Bank will continue to prepare an annual report in the same format as in prior years, and the Holding Company will send to all of its shareholders a consolidated annual report, in a similar format as that used in the Bank's report. The Holding Company will convene an annual meeting of its shareholders, at a similar time and for similar purposes as the Bank's annual meeting.

Accounting Treatment of the Transaction

     The reorganization will be treated as a "pooling of interests" for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Bank will be recorded in the financial statements of the Holding
Company at their carrying values at the Effective Date.

Conditions Precedent to the Reorganization

     The Agreement and Plan of Reorganization (Exhibit A) provides that the consummation of the reorganization is subject to certain conditions that have not yet been met, including, but not limited to, the following:

     1. No investigation, action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened seeking to restrain, prevent or change the reorganization or otherwise arising out of or concerning the reorganization.

     2. The application by the Holding Company to be a registered bank holding company under the Bank Holding
          Company Act of 1956, as amended, must have been approved by the Federal Reserve Board.

     3.   The Wisconsin Department of Financial Institutions
          Division of Banking must have granted all required approvals for consummation of the reorganization.

     4. The Federal Deposit Insurance Corporation must have granted all required approvals for consummation of the reorganization.

     5. The reorganization must have been approved by a majority of shareholders of the outstanding Bank stock.

     6. The Holding Company and the Bank must have received an opinion from counsel for the Holding Company and the Bank to the effect that the transaction will be a tax-free reorganization for the organizations and participating Bank shareholders. (That opinion is attached to this Prospectus as Exhibit B.)

     7. No change shall have occurred or be threatened in the business, financial condition or operations of the Bank that, in the judgment of the Holding Company, is materially adverse.

     8. No more than ten percent (10%) of the Bank stock (360 shares or fewer) shall be "dissenting shares" pursuant to the exercise of dissenters' rights.

     9. The reorganization must be completed by June 30, 1997, unless extended by both the Bank and the Holding
          Company.

These conditions are for the sole benefit of the Holding Company and the Bank, and may be asserted by them or may be waived or extended by them, in whole or in part, at any time or from time to time. Any determination by the Holding Company and the Bank concerning the events described above shall be final and binding.

     It is anticipated that these conditions will be met. Any waiver or extension of conditions not met will be approved only if, in the opinion of the Boards of Directors of the Holding Company and the Bank, the action would not have a material adverse effect on the benefits intended for holders of the Holding Company stock under the reorganization. The reorganization may be terminated and abandoned by the mutual consent of the Board of Directors of the Holding Company and the Board of Directors of the Bank at any time prior to the closing date.

Closing Date

     The closing of the reorganization shall take place on a date, the "Closing Date," to be selected by the Holding Company, at the offices of the Bank, 25 East Pine Street, Platteville, Wisconsin; provided, however, that the Closing Date shall be a date no later than thirty (30) days after all conditions have been met and all approvals, consents and authorizations for the valid and lawful consummation of the reorganization have been obtained. The Bank will close its transfer records twenty
(20) days prior to the closing date for a period through and including the Closing Date. Until the Bank's transfer records are closed, Bank shareholders may sell or otherwise transfer their Bank stock.

     On the Closing Date, all of the Bank shareholders' right, title and interest in and to the shares of the Bank stock, without any action on the part of the shareholders, shall automatically become and be converted into a right only to receive the Holding Company stock. Commencing on the Closing Date, the Holding Company shall issue and deliver the Holding Company stock to the shareholders as set forth in the Agreement and Plan of Reorganization (Exhibit A).

     The Closing Date shall be no later than June 30, 1997, unless that date is extended by mutual written agreement of the parties.


Resales of Holding Company Stock by Affiliates

     Under the federal securities laws there are certain restrictions on resales of Holding Company stock received in the reorganization by persons who are deemed to be an "affiliate" of the Bank. In general, an affiliate for these purposes would include directors and executive officers and any person who, individually or through a group, is deemed to control the Bank. Members of a family may be regarded as members of a group if, by acting in concert, they would have the power to control the Bank. "Control" may be evidenced by ownership of 10% or more of the voting securities of the Bank. Certificates for shares of Holding Company stock received by an affiliate in the reorganization will carry a legend referring to the restrictions on resale. Specifically, that legend will state:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE
          MAY BE OFFERED AND SOLD ONLY IF REGISTERED
          PURSUANT TO THE PROVISIONS OF THE SECURITIES
          ACT OF 1933 OR IF AN EXEMPTION FROM
          REGISTRATION IS AVAILABLE.

In addition, the Holding Company will issue stop-transfer instructions to the Holding Company transfer agent with respect to such certificates. Neither the Bank nor the Holding Company will register the shares of Holding Company stock for resale, and any such registration shall be at the expense and instance of any shareholder desiring such registration.

     This Prospectus may not be used by an affiliate of the Bank or the Holding Company for the resale of Holding Company stock received pursuant to the reorganization.

Tax Considerations

     Corporate Income Tax. After the reorganization, the Holding Company will own at least 80% of the outstanding stock of the Bank. This will permit the Holding Company to file a consolidated federal income tax return with the Bank. The filing of a consolidated federal income tax return will permit the deduction of any interest expense the Holding Company may incur as an expense against the income of the Bank, and any dividend paid to the Holding Company by the Bank on the shares of the Bank's capital stock held by the Holding Company would not be taxable as income to the Holding Company. In addition, the ability to file a consolidated federal income tax return may increase the cash flow available to the Holding Company to meet its obligations. The State of Wisconsin does not permit consolidated income tax returns.

     The creation of the Holding Company creates a separate taxpayer under the Internal Revenue Code. The Holding Company, through its consolidated tax return with the Bank and any other subsidiaries that may be formed or acquired in the future, will be required to pay federal and state income taxes on its net income. Immediately after the formation of the Holding Company, the principal income to the Holding Company will be dividends from the Bank. Those dividends will not be taxable income to the Holding Company as long as the Holding Company holds at least 80% of the outstanding Bank stock. Therefore, until such time as the Holding Company generates substantial income from sources other than Bank dividends, it is not anticipated that it will incur any significant tax liability.

     As a separate taxpayer, the Holding Company may incur a separate tax on any liquidation of the Holding Company or on an acquisition of the Holding Company's assets by a third party. Therefore, a liquidation of the Holding Company or a sale of Bank stock by the Holding Company could generate a double-level tax, a tax on the Holding Company and a tax on the Holding Company shareholders. A double-level tax can be avoided, however, if the third party acquires the Holding Company stock for cash or acquires Holding Company stock or Bank stock in a tax-free reorganization.

     Individual Income Tax. The Holding Company has been advised by its counsel, Boardman, Suhr, Curry & Field, Madison, Wisconsin, that as a result of the transaction contemplated by the reorganization, for federal income tax purposes: (i) no gain or loss will be recognized to the Bank shareholders on the conversion of their shares of Bank stock into shares of Holding Company stock; (ii) the income tax basis of the shares of Holding Company stock in the hands of the Bank shareholders will be the same as their basis in the shares of the Bank stock; and (iii) the holding period of the shares of Holding Company stock in the hands of the Bank shareholders will include the holding period of the shares of the Bank stock, provided the shares of the Bank stock constituted a capital asset as of the time of the reorganization. A copy of that opinion is attached hereto as Exhibit B (which opinion also includes matters pertaining to corporate tax consequences of the reorganization). Counsel is also of the opinion that the same treatment will apply for Wisconsin income tax purposes.

     The opinion is based on the following representations of the Holding Company and the Bank:

     1. The fair market value of the Holding Company stock received by each shareholder will be approximately equal to the fair market value of the Bank stock surrendered in exchange.

     2. There is no plan or intention by the shareholders who own one percent (1%) or more of the Bank stock, and to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the remaining shareholders to sell, exchange, or otherwise dispose of the Holding Company stock to be received in the transaction in an amount that would reduce the shareholders' ownership of Holding Company stock to a number of shares having a value, as of the effective date of the transaction, of less than 50 percent of the total value of Bank stock outstanding immediately before the transaction. For purposes of the tax opinion, "management" means the Board of Directors and executive officers of each organization as identified in this Registration Statement.

     3. New Mound City Bank ("New Bank"), as the surviving corporation, will acquire and hold after the merger at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Bank as of the time immediately prior to the transaction. (For purposes of this representation, all payments to dissenters, reorganization expenses, and all redemptions and distributions (except for normal dividends) made by the Bank immediately before the merger and which are part of the plan of reorganization will be considered as assets held by the Bank immediately prior to the merger.)

     4. Prior to the transaction, the Holding Company will own all of the issued and outstanding stock of the New Bank.

     5. The New Bank has no plan or intention to issue an additional class of stock or to issue additional shares of its common stock that would result in the Holding Company's ownership of less than 80% of the New Bank's common stock.

     6.   The Holding Company has no plan or intention to:

          (a)  Liquidate the New Bank;

          (b) Merge the New Bank with or into another bank or corporation;

          (c) Cause the New Bank to sell or to otherwise dispose of any of the Bank's assets, except in the ordinary course of business; or

          (d)  Sell or otherwise dispose of any New Bank stock.

     7. At the time of the transaction, the New Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the New Bank.

     8. The Bank is not under the jurisdiction of a court in a Title 11 (bankruptcy) or similar case.

     9. Following the transaction, the New Bank will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

     10. On the date of the transaction, the fair market value of the assets of the Bank will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

     11. The liabilities of the Bank assumed by the New Bank, and the liabilities to which the transferred assets of the Bank are subject, have been incurred in the ordinary course of Bank's business.

     12. The Holding Company has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction.

     13. The Holding Company, the Bank, the New Bank, and the shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

     14. There is no intercorporate indebtedness between the Holding Company, the Bank, or the New Bank which will be issued, acquired, or settled at a discount.

     15. No stock of the New Bank will be issued in the transaction.

     16. The management of the Holding Company and of the Bank are not aware of any facts that might adversely affect the determination that the transaction is a tax-free reorganization.

     17.  There are good business reasons for the transaction.

     Based on these representations, legal counsel is of the opinion that, under current law,

     (1) The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) by reason of
          Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended, and Chapter 71 of the Wisconsin Statutes. The reorganization will not be disqualified by reason of the fact that Holding Company common stock is used in the transaction. (Internal Revenue Code
          Section 368(a)(2)(D).)

     (2) No gain or loss will be recognized to the Bank on the transfer of substantially all of its assets to the New Bank in exchange for Holding Company common stock and the assumption by the New Bank of the liabilities of the Bank.

     (3) No gain or loss will be recognized to the Holding Company or the New Bank upon the receipt by the New Bank of substantially all of the assets of the Bank in exchange for Holding Company common stock and the assumption by the New Bank of the liabilities of the Bank.

     (4)  The basis of the Bank assets in the hands of the New
          Bank will be the same as the basis of those assets in the hands of the Bank immediately prior to the proposed transaction.

     (5) The holding period of the assets of the Bank in the hands of the New Bank will include the period during which such assets were held by the Bank.

     (6) The basis of the New Bank stock in the hands of the Holding Company will be increased by an amount equal to the basis of the Bank assets acquired by the New Bank in the transaction, and will be decreased by the amount of liabilities of the Bank assumed by the New Bank and the amount of liabilities to which the acquired assets of the Bank are subject.

     (7) No gain or loss will be recognized by the shareholders on the exchange of their Bank common stock for Holding Company common stock; provided, however, that no opinion is expressed with respect to Bank shareholders who dissent from the transaction and receive cash for their Bank stock.

     (8) The income tax basis of the Holding Company common stock to be received by the shareholders will be the same as the basis of the Bank common stock surrendered in exchange.

     (9) The holding period of the Holding Company common stock to be received by the shareholders will include the period during which the Bank common stock surrendered in exchange was held, provided that the Bank common stock is held as a capital asset on the date of the exchange.

     No tax rulings from the Internal Revenue Service have been obtained, and the opinion of counsel will not be binding on the Internal Revenue Service. Therefore, shareholders may find it advisable to consult their own counsel as to the specific tax consequences to them under the federal tax laws, as well as any consequences under applicable state or local tax laws.

     Shareholders who exercise dissenters' rights and receive cash for their Bank stock should be aware that that transaction will be a taxable transaction for federal and state income tax purposes, and those shareholders are urged to consult their tax advisors to determine the tax consequences to them under the federal tax laws, as well as any consequence under applicable state or local tax laws. The opinion of counsel attached as Exhibit B does not pertain to cash payments received pursuant to the reorganization.

Securities Regulation

     The offer to enter into this exchange offer is not being made to (nor can it be accepted from or on behalf of) holders of Bank stock in any jurisdiction in which the making of the offer or the acceptance thereof would not be in compliance with the securities laws of such jurisdiction. The Holding Company is not, and shall not be, obligated to acquire any shares of Bank stock, or issue or deliver any shares of its common stock, in any jurisdiction in which the agreement to do so would not be in compliance with the securities laws of such jurisdiction. However, the Holding Company, at its discretion, may take such action as it may deem necessary or desirable to comply with the securities laws of any such jurisdiction.

     This transaction may be registered in certain states, according to the laws of those states. No securities commissioner, securities department, or similar office of any state has approved or disapproved the Holding Company stock to be issued in the reorganization or has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary may be a criminal offense.

Resale of Holding Company Common Stock

     The Holding Company stock issued in the exchange has been registered under the Securities Act of 1933, as amended, and may be traded by a shareholder subject to the Holding Company's right of first refusal. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK--Market For the Stock." Shareholders who, at the Effective Date, are "affiliates" of the Bank and are affiliates of the Holding Company at the time of the proposed resale are subject to additional restrictions on the resale of their shares. See "REORGANIZATION--Resales of Holding Company Stock by
 Affiliates.'"

Expenses of Reorganization

     If the reorganization is consummated, the Holding Company and the Bank will assume and pay their respective costs and expenses, if any, incurred in connection with the reorganization. If the reorganization is not consummated, all costs and expenses will be paid by the Bank. It is estimated that those costs and expenses will be approximately $45,000.

            RIGHTS OF DISSENTING SHAREHOLDERS OF BANK

     Sections 221.0706 through 221.0718 of the Wisconsin Statutes, the full text of which is attached hereto as Exhibit C, set forth the procedure to be followed by any shareholder of the Bank who wishes to dissent from the reorganization and obtain the value of his or her shares of Bank stock in cash in lieu of Holding Company stock pursuant to the reorganization. Shareholders should refer to Exhibit C because the following description does not purport to be a complete summary of those sections.

     In order to exercise such dissenters' rights, a Bank shareholder (1) must deliver to the Bank before the vote is taken written notice of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed reorganization is effectuated, and refrain from voting his or her shares in favor of the proposed reorganization, and (2) must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice, which demand must be received by the date stated in the dissenters' notice, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered. That written demand must be accompanied by the surrender of the dissenting shareholder's Bank stock certificates. The written demand should be addressed to:
Robert J. Just, Jr., President, Mound City Bank, 25 East Pine Street, Platteville, Wisconsin 53818. The law does not provide for a dissent with respect to less than all of the shares beneficially owned by a shareholder.

     As soon as the reorganization takes place or upon receipt of a payment demand, whichever is later, the Bank shall pay each shareholder or beneficial shareholder who has complied with the demand requirements the amount that the Bank estimates to be the fair value of the dissenter's shares, plus accrued interest. The payment shall be accompanied by, among other things, the Bank's latest available financial statements, a statement of the Bank's estimate of the fair value of the shares, and an explanation of how the interest was calculated.

     If the dissenter believes that the amount so paid is less than the fair value of his or her shares or that the interest due is incorrectly calculated, the dissenter may notify the Bank of the dissenter's estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received. A dissenter waives his or her right to demand payment unless the dissenter notifies the Bank of his or her demand in writing within 30 days after the Bank makes or offers payment for the dissenter's shares.

     If a demand for payment then remains unsettled, the Bank shall bring a special proceeding within 60 days after receiving the dissenter's payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Bank does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded. Fees and costs of the court proceeding will be allocated by the court pursuant to statutory guidelines.

               MOUND CITY FINANCIAL SERVICES, INC.

History, Business, and Properties

     The Holding Company was incorporated as a Wisconsin business corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, in September, 1996, at the direction of the management of the Bank. The Holding Company was formed to acquire the Bank stock and to engage in business as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Act"). A true and correct copy of the Articles of Incorporation of the Holding Company is attached as Exhibit D. A copy of the Holding Company's bylaws will be provided to any Bank shareholder upon request.

     The Holding Company is in the organizational and developmental stage, and has no earnings or history of operation. The Holding Company has no employees, no current business, and owns no property, except that the Holding Company will own all of the stock of the New Bank immediately prior to the reorganization. It has not issued any stock. It is not a party to any legal proceedings.

     The Holding Company has no present plans to engage in any activities other than as a holding company for the capital stock of the Bank. The Holding Company's management, however, believes that the opportunities available to a bank holding company for diversification of its business and raising of capital cause the bank holding company to be a more advantageous form of operation than a bank. The Holding Company may examine and may pursue opportunities from time to time that arise for expansion of its operations and activities. See "THE REORGANIZATION - Reasons for the Reorganization."

Management

     Development and management of the Holding Company will be dependent upon the efforts and skills of the following individuals, who constitute the initial executive officers and directors of the Holding Company:

Name and Age     Position with  Principal     Shares of
Percentage
                 Holding        Occupation    Holding
(Approx.)
                 Company                      Company (1)

Wilson J.        Director       Auto Dealer   65            1.81%
Boldt, 82

Barry J.         Director       Grocer        5             .139
Brodbeck, 40

Keith R.         Director       Restaurant    5             .139
Buchert, 51                     Owner

Donna J.         Secretary      Banker        2             .056
Hoppenjan, 38

Robert J.        President/CEO, Banker        38            1.06
Just, Jr., 49    Director

W. Phil          Director       Attorney      128           3.56
Karrmann, 56

Richard J.       Director       Insurance     25            .694
Kopp, 51                        Agency Owner

Richard L.       Vice           Retired       34            .944
McWilliams, 59   President,     Chiropractor
                 Director

James D.         Director       Retired       60             1.67
Soles, 72                       Retailer

Douglas W.       Director       Farmer        9             .25
Speth, 60

TOTALS                                        371
10.31%

[FN]
(1) Represents the aggregate number of shares which would be owned of record individually and jointly, or by a spouse or children residing at the same address, and the shares which any such person controls the right to vote, after the reorganization. The beneficial owners are listed on page 27, footnote 1.

     Each of the directors and executive officers named has had the same principal occupation or employment for the past five
years.   Each of the directors and executive officers named has
served in the capacity listed above since the incorporation of the Holding Company in September, 1996. The initial term of office for Messrs. Brodbeck, Just and Kopp is one year; for Messrs. Buchert, Karrmann and McWilliams two years; and for Messrs. Boldt, Soles and Speth three years. Thereafter the term of office for all directors shall be three years. The term of office for each of the executive officers named above is one year. Please refer to page 27 of this Prospectus for a description of the business background of the directors and executive officers named above.

Principal Shareholders

     After the reorganization, the persons beneficially owning 5% or more of Holding Company common stock will be the same persons who currently own 5% or more of the Bank stock. See "MOUND CITY
BANK--Principal Shareholders."

Description of Holding Company's Common Stock

     The Holding Company's authorized capital stock consists of 300,000 shares, all of one class, designated as common stock, none of which shares, as of the date hereof, is issued or outstanding. The maximum number of shares of the Holding Company's common stock which will be issued to the holders of Bank stock, upon the terms and subject to the conditions of the reorganization, is 3,600 shares. The Holding Company currently has no plans to sell, distribute, or otherwise issue the remaining 296,400 shares of authorized but unissued stock. The excess 296,400 shares have been authorized at this time to provide the Holding Company with greater flexibility to entertain the acquisition of another bank or business, and to otherwise expand or diversify its business in the future.

     For more information about the Holding Company's common stock, see "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK."

Executive Compensation

     Since its incorporation, the Holding Company has not paid any remuneration to any of its directors or executive officers. No changes in remuneration to any of its directors or officers are planned. To date, the Holding Company has not established standards or other arrangements by which its directors are compensated for services as directors, including any additional amounts payable for committee participation or special assignments and no such arrangements are currently contemplated. No profit-sharing plan or any other benefit plan exists or is contemplated for the Holding Company.

Transactions with Related Parties

     The Holding Company has not engaged in any transactions or entered into any contracts with any of its directors or executive officers. No such transactions or contracts are anticipated at this time by the Holding Company.

Certain Anti-Takeover and Indemnification Provisions

     The Holding Company's Articles of Incorporation give the Holding Company a right of first refusal to purchase shares of its stock at a price and on the terms and conditions offered to a shareholder by a prospective purchaser. Transactions within a shareholder's immediate family and stock pledges are permitted (although the stock so transferred or pledged remains subject to the right of first refusal). The right of first refusal may limit a shareholder's ability to sell shares to purchasers other than the Holding Company. In addition, the right of first refusal may reduce the likelihood of another buyer obtaining control of the Holding Company through the acquisition of large blocks of Holding Company stock. The Bank's Articles of Incorporation do not contain a comparable provision. See "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK--Market for the Stock."

     The Holding Company's Articles of Incorporation contain certain other provisions that may have an effect of delaying, deferring or preventing a change in control of the Holding Company. Such provisions could also result in the Holding Company being less attractive to a potential acquiror. The Articles of Incorporation provide that the Board of Directors shall consist of three classes of directors, each serving for a three-year term ending in a successive year. This provision may make it more difficult to effect a takeover of the Holding Company because an acquiring party would generally need two annual meetings of shareholders to elect a majority of the Board of Directors. As a result, a classified Board of Directors may discourage proxy contests for the election of directors or purchasers of a substantial block of stock by preventing such a shareholder or purchaser from obtaining control of the Board of Directors in a relatively short period of time. For information relating to the initial classes of directors of the Holding Company, see "MOUND CITY FINANCIAL SERVICES, INC.--Management."

     The Articles of Incorporation also require the affirmative vote of 75% of the outstanding shares of voting stock to approve certain fundamental changes such as mergers or consolidations of the Holding Company or the sale of all or substantially all of the Holding Company's assets, unless such changes have received advance approval of 75% of the Holding Company's directors, in which case the required vote is a majority.

     In addition, the Articles of Incorporation provide that the provisions of the Articles of Incorporation establishing the Holding Company's classified board of directors, establishing additional voting requirements, and providing the Holding Company with a right of first refusal to purchase its stock may be amended only by the affirmative vote of not less than 75% of the outstanding shares of voting stock of the Holding Company.

     As set forth in Sections 180.0850 through 180.0859 of the Wisconsin Statutes, the bylaws of the Holding Company require that the Holding Company indemnify a director or officer from all reasonable expenses and liabilities asserted against, incurred by, or imposed on that person in any proceeding to which he or she is made or threatened to be made a party by reason of being or having been an officer or director of the Holding Company. Indemnification will not be made if the person breached a duty to the Holding Company in one of the following ways: (a) a wilful failure to deal fairly with the Holding Company in a matter in which the director or officer has a material conflict of interest; (b) a violation of criminal law, unless the person had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the person derived improper personal profit; or (d) wilful misconduct. The right to indemnification includes, in some circumstances, the right to receive reimbursement of costs and expenses in such a proceeding as they are incurred.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be available to directors, officers, and controlling persons of the Holding Company pursuant to the foregoing provisions of its bylaws, or otherwise, the Holding Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act.

     The Holding Company may purchase insurance against liabilities asserted against its directors, officers, employees, or agents whether or not it has the power to indemnify them against such liabilities under the provisions of its bylaws or pursuant to applicable law. Indemnification insurance for directors, officers, employees, and agents of the Holding Company has not been purchased either by such persons or by the Holding Company.

                         MOUND CITY BANK

History, Business, and Properties

     The Bank was chartered by the Wisconsin Commissioner of Banking in 1915. In September of 1935, the Bank opened a paying and receiving station at Belmont, Wisconsin. This station is still operated today as a branch of the Bank. On July 1, 1992, the Bank purchased the fixed assets and assumed the deposit liabilities of the Anchor Savings and Loan Association branch office in Cuba City, Wisconsin. From July 1 of 1992 to July 1 of 1996, deposits at the Cuba City branch have grown from $3.75 million to $11.37 million, and loan volume has grown from $4.66 million to $10.4 million.

     The Bank offers comprehensive banking services to the residential, commercial, industrial, and agricultural areas that it serves. Services include agricultural, commercial, real estate and personal loans; checking, savings, and time deposits; and other customer services, such as safe deposit facilities. The Bank also offers alternative investments, individual retirement accounts and trust services. Drive-up banking is available at the Belmont and Cuba City branches, as well as the newly completed Motor Branch in Platteville. Full-service lending is available at every location. 24-hour telephone banking has been available since 1995 and the Bank intends to offer full-service home banking prior to year-end 1997.

     The Bank's local community for Community Reinvestment Act purposes comprises a 15-mile radius from a point located on U. S. Highway 151 at the Lafayette County/Grant County line. The Bank's loan portfolio, as of June 30, 1996, consisted of the following:

Loan Category            Volume (.000s)     Percent of Portfolio

Consumer Loans           4,328              5.67%
Commercial Loans         28,173             36.89
Agricultural Loans       15,367             20.12
Residential Real Estate  27,548             36.08
Municipal, etc.          945                1.24

Totals                   76,361             100.00%

     The following schedule indicates loan and deposit volume distribution for the local area zip codes, as of June 30, 1996:

City, Town,    Deposits     Percent     Loans     Percent
Village        (000s)       of Total    (000s)    of Total

Belmont 53510  11,257       11.65%      3,538     4.63%

Benton 53803   744          .77         505       .66

Cuba City      12,720       13.16       8,393     10.99
53807

Darlington     1,016        1.05        169       .22
53530

Dickeyville    551          .57         469       .61
53808

East Dubuque   519          .54         25        .03
61025

Hazel Green    2,754        2.85        769       1.01
53811

Kieler 53812   334          .40         17        .02

Lancaster      2,406        2.49        2,484     3.25
53813

Livingston     559          .59         464       .61
53554

Mineral        955          .99         793       1.04
Point 53565

Montfort       177          .18         312       .41
53569

Platteville    49,528       51.23       43,859    57.44
53818

Potosi 53820   1,428        1.48        785       1.03

Rewey 53580    680          .70         953       1.25

Shullsburg     571          .59         229       .30
53586

Stitzer        149          .15         4         .01
53825

All Other      10,254       10.61       12,593    16.49

Totals         $96,672      100.00%     76,361    100.00%

     The general banking business in the State of Wisconsin is characterized by a high degree of competition. The principal methods of competition among commercial banks are price (including interest rates paid on deposits, interest rates charged on borrowings, and fees charged) and service (including convenience and quality of service rendered to customers). In addition to competition among commercial banks, banks face significant competition from non-banking financial institutions, including savings and loan associations, credit unions, small loan companies, and insurance companies.

     There are two other commercial banks, one savings bank and one credit union located in Platteville. The Bank's competition comes from those institutions and others located near Platteville. Insurance companies, mortgage bankers, and brokerage firms provide additional competition for certain banking services. The Bank also competes for interest-bearing funds with issuers of commercial paper and other securities, including the United States Government.

     There are no pending or threatened legal proceedings known to the Bank that, in the opinion of the directors and officers of the Bank, may be materially adverse to the Bank's financial condition, business, or operations. There are no material pending or threatened legal proceedings known to the Bank in which any director, executive officer, or affiliate of the Bank (or any associate of any of them) has a material interest that is adverse to the Bank.

     The Bank's principal banking office is located at 25 East Pine Street, Platteville, Wisconsin, in a facility built in 1977. This 11,000 square foot facility was constructed in 1977. In 1996, an addition and complete remodeling has resulted in a new 22,000 square foot facility. The Bank also operates a 3,400 square foot Motor Branch, constructed in 1995 and located at 90 South Second Street, directly across from the main office. The Bank's branch facilities are located at 112 Mound Avenue, in Belmont, Wisconsin, and 200 South Main Street, in Cuba City, Wisconsin. Both branches offer full-service banking, including a drive-up. On June 30, 1996, the Bank's staff included 16 officers, 27 full-time and 7 part-time employees. There are a total of 224 shareholders of the Bank.

Management

     The following persons constitute the executive officers and directors of the Bank:

Name and Age    Position with        Served     Number of
Percentage
                Bank/Number of       Since      Shares of
(Approx.)
                Years at Bank                   Stock (1)

John R.         Vice President       1986       6           .167%
Arendt, 49      Commercial
                Lending, 10 yrs

Wilson J.       Director, 20 yrs     1976       65          1.81
Boldt, 82

Barry J.        Director, .5 yrs     Jan. 1996  5(2)        .139
Brodbeck, 40

Keith           Director, 2 yrs      1994       5           .139
Buchert, 51

Donna J.        Cashier, Vice        1977       2           .056
Hoppenjan, 38   President Retail
                Services, 19 yrs

David D.        Vice President       1960       32          .889
Jones, 56       Marketing and
                Business Devel-
                opment, 36 yrs.

Robert J.       Director,            1971       38          1.06
Just, Jr., 49   President/CEO,
                25 yrs

W. Phil         Director, 24 yrs     1972       128         3.56
Karrmann, 56

Richard J.      Director, 8 yrs      1988       25          .694
Kopp, 51

Richard L.      Vice President,      1981       34          .944
McWilliams, 59  Director,
                Chairman, 15 yrs

James D.        Director, 37 yrs     1959       60          1.67
Soles, 72

Douglas W.      Director, 20 yrs     1976       9           .25
Speth, 60

Joseph L.       Vice President/      1985       5           .139
Witmer, 39      Sr. Loan Officer,
                11 yrs

TOTALS                                          414
11.50%

<FN1>
(1) Represents the aggregate number of shares owned of record individually and jointly, or by a spouse or children residing at the same address, and the shares which any such person controls the right to vote. The beneficial owners are as follows:

     Robert J. Just, Jr.: Spouse, Joan Just
     Wilson J. Boldt: Spouse, Vera Boldt
     Donna J. Hoppenjan: Spouse, Rick Hoppenjan
     David D. Jones: Spouse, Mary Lou Jones
     W. Phil Karrmann: Spouse, Barbara Karrmann
     Richard J. Kopp: with Patrice T. Kopp, Trustees of the Kopp
Trust
     Richard L. McWilliams: Spouse, Patricia McWilliams
     James D. Soles: Spouse, Maxine Soles

<FN2>
(2)  In addition, Mr. Brodbeck is a beneficiary of the Richard W.
Brodbeck
Family Trust, Gus Harms, Trustee.  The Trust owns 56 shares.

     The term of office for all directors is one year. The directors are elected at the annual meeting of the shareholders of the Bank. All executive officers are appointed to their respective positions for a one-year period by the Board of Directors at the annual meeting of the Bank. There are no family relationships among any of the directors, executive officers or key personnel of the Holding Company or the Bank.

Business Background of Directors and Executive Officers

     John R. Arendt (Vice President Commercial Lending) - Mr. Arendt was hired as an Assistant Vice President - Lending in July of 1986. A graduate of the University of Wisconsin - Eau Claire, Mr. Arendt brought extensive lending experience to this position, having served as a Loan Officer with the Farm Credit System for six years. He was promoted to Vice President of Commercial Lending in December of 1995. Under his leadership, the Commercial Lending Department has grown from just over $6,000,000 in December of 1986 to over $28,000,000 as of June 30, 1996.

     Wilson J. Boldt (Director) - A lifelong resident of Platteville, Mr. Boldt has been in business in the Platteville area for over 50 years. He has been the owner/operator of the Pioneer Ford and Mercury dealership in Platteville since 1961. Mr. Boldt has been an active participant in the Platteville Chamber of Commerce and other civic groups. He received the Outstanding Community Service Award in 1978 and was named Business Person of the Year in 1980 by the Platteville Chamber of Commerce. He has served as Council President of the Lutheran Church of Peace, Secretary of the Platteville Park Board for ten years, and served on the Board of Review for the City of Platteville for 15 years. He also served on the Board of Directors of the University of Wisconsin - Platteville Foundation for six years. Mr. Boldt has been a director of Mound City Bank since 1976.

     Barry J. Brodbeck (Director) - A native of Platteville, Mr. Brodbeck is Vice President of Human Resources of Brodbeck Enterprises, Inc., Platteville, Wisconsin, the parent company of Dick's Supermarkets, and has been associated with that company since 1982. A 1979 graduate of Hillsdale College in Hillsdale, Michigan, Mr. Brodbeck has served as Chairman of the Board of Directors of Cornell University Distance Education and as Chairman of the Board of Trustees for Southwest Health Center in Platteville. Mr. Brodbeck was first elected to the Bank's Board of Directors in January of 1996.

     Keith R. Buchert (Director) - Mr. Buchert is the owner/operator of three area restaurants: Country Kitchen of Platteville; Country Kitchen of Columbus, Wisconsin; and the Timbers, of Platteville. He is a past member of the Franchisee Advisory Board of Country Kitchen of Wisconsin. Active in community affairs, he has served as Council President of the Lutheran Church of Peace and is Past President of the Platteville Area Chamber of Commerce. Mr. Buchert was honored in 1993 as the Small Business Person of the Year by the Platteville Chamber of Commerce and in 1995 he and his spouse were named Citizens of the Year by the Platteville Journal. Mr. Buchert is also active in Ducks Unlimited and is responsible for the creation of the Friends of Conservation Scholarship program. Mr. Buchert has served on the Mound City Bank Board of Directors since June of 1994.

     Donna J. Hoppenjan (Vice President - Retail Services) - Mrs. Hoppenjan began employment with the Bank in June of 1977 as a teller and has had experience in every phase of the retail operations of the Bank. She served as Internal Auditor from 1988 until her promotion to Vice President in January of 1995. She has been responsible for leadership in many Bank projects, including the acquisition and conversion of the branch office in Cuba City, Wisconsin, and the construction and occupation of the Motor Branch facility and newly remodeled main office in Platteville, Wisconsin. She is responsible for general operations, including but not limited to Human Resources, Education and Training, and Compliance. She currently serves as Cashier and Secretary to the Bank's Board of Directors.

     David D. Jones (Vice President - Marketing and Business Development) - Mr. Jones has been employed by the Bank since May of 1960 and has extensive experience in all operational functions of the Bank. His current responsibilities include Marketing and Business Development, as well as Consumer lending, Payroll Management and Community Reinvestment Act compliance. Mr. Jones has a long history of successful community involvement, including leadership roles with the Platteville Jaycees, the Platteville Optimists, the United Way of Platteville, and numerous youth groups. An active member of his church, he also served as President of the Platteville Chamber of Commerce in 1991 and received a Distinguished Service Award for community service from the Platteville Jaycees in 1975.

     Robert J. Just, Jr. (President, Chief Executive Officer, Director) - Mr. Just has been employed with the Mound City Bank since August of 1971. A graduate of the University of Wisconsin
- Platteville and the Graduate School of Banking in Madison, Mr. Just has served as President and a Director of Mound City Bank since November of 1986. Under his leadership, the Bank has expanded its market area with the acquisition of the Cuba City branch office and has expanded its facilities in Platteville with the construction of the new Motor Branch and main office facility. During his tenure as President, the Bank's assets have grown by more than 70%, from $64,500,000 in 1986 to over $110,000,000 in 1996. Active in the community, Mr. Just has served as Chairman for the United Way, Chairman of the Board of Directors of Southwest Health Center in Platteville, and President of the Platteville Jaycees. He has also served on the Board of Directors of the Platteville Chamber of Commerce, and as Treasurer of the University of Wisconsin - Platteville Alumni Association for five years. He received the Distinguished Service Award for community service from the Platteville Jaycees in 1981.

     W. Phil Karrmann (Director) - A Platteville native and partner in the Law Firm of Karrmann, Buggs and Baxter, Mr. Karrmann received his law degree from the University of Wisconsin Law School in 1964. Mr. Karrmann has also been active in the community, including chairing the United Way drive and serving as Director of the University of Wisconsin - Platteville Foundation. He has served as a member of the Board and Treasurer of the Platteville School District and as Past Director and President of the Wisconsin School Attorneys Association. He has also served as Legal Counsel for the Wisconsin Auctioneers Association. Mr. Karrmann has served as a member of the Board of Directors of Mound City Bank since 1972.

     Richard J. Kopp (Director) - A native of Platteville and graduate of the University of Wisconsin - Platteville, Mr. Kopp has been the owner/operator of the House of Insurance since May of 1972. He has served as a Director of the Platteville Area Industrial Development Corporation, Platteville Chamber of Commerce, and as President of the Platteville Golf and Country Club. He has also served on the City of Platteville Police and Fire Commission and its Planning Commission. Currently he is serving as a Director for the Independent Insurance Agents of Wisconsin. An active member of St. Mary's Church in Platteville, Mr. Kopp has been a director of Mound City Bank since 1988.

     Richard L. McWilliams  (Vice President, Chairman,
Director) - A native of Platteville, Dr. McWilliams received his Chiropractic Degree from Palmer Chiropractic College in 1959. He had been a partner in Chiropractic Associates in Platteville since 1960. He has served two years on the Platteville Common Council and played a role in the establishment of the Platteville Area Industrial Development Corporation. He is a past recipient of the Distinguished Service Award for community service. Dr. McWilliams has been a member of the Board of Directors of the Bank since 1981 and has served as Chairman of the Board since May of 1994.

     James D. Soles (Director) - A native of Platteville, Mr. Soles was the owner/operator of Dewey's Shoe Store, on Main Street in Platteville, from 1949 until his retirement in 1987. Mr. Soles has been active in the business community, and was named Business Person of the Year by the Platteville Chamber of Commerce in 1986. He has served on the Board of Directors for Mound City Bank since 1959.

     Douglas W. Speth (Director) - A native of Belmont,
Wisconsin, Mr. Speth managed a 264-acre beef and crop farming operation in Elk Grove Township. Mr. Speth has served as Director with Mound City Bank since 1976.

     Joseph L. Witmer (Vice President and Sr. Loan Officer) - A graduate of the University of Wisconsin - Platteville in 1979, Mr. Witmer began employment with the Bank as an Assistant Vice President for Agricultural Lending in January of 1985. He was previously employed for four years as a Lending Officer with Farm Credit Services. Promoted to Vice President and Sr. Loan Officer in December of 1991, he is responsible for the overall management of the Bank's lending operations. The Bank's overall asset quality has improved dramatically under his leadership and the Bank has enjoyed a more than 65% growth in total loans outstanding since 1991. Mr. Witmer is very active in community affairs, having served in leadership roles with the Platteville Jaycees and the Platteville Optimists. He has served as a Director and President of the Platteville Chamber of Commerce and has served a term as Council person on the Platteville Common Council. Mr. Witmer graduated from the University of Wisconsin Graduate School of Banking in August of 1995.

Executive Compensation

     The following table outlines the annual compensation and estimated annual benefits payable upon retirement to Mr. Just for services rendered in his capacity as President and Chief
Executive Officer ("CEO") of the Bank:

                    Summary Compensation Table

Name and Principal       Year    Salary($)(1)   Bonus($)
Other($)(2)
Position

Robert J. Just, Jr.,     1995    $88,596.50     $4,140.00
$11,781.16
President/CEO

                         1994    $86,670.00     $5,884.82
$11,713.56

                         1993    $81,961.92     $3,447.00
$11,713.56

<FN1>
(1) "Salary" includes 401(k) contributions made by the Bank on behalf of
Mr. Just.

<FN2>
(2) "Other" includes meeting attendance fees of $8,200 in 1995, $8,250 in
     1994, and $8,250 in 1993. This item also includes health insurance premiums paid by the Bank in the amount of $3,037.92 in 1995,
     $2,930.40 in 1994, and $2,930.40 in 1993.

     In 1992, the Bank entered into a Salary Continuation Agreement with President and CEO Robert J. Just, Jr. The agreement calls for continued compensation of $40,000 per year for 17 years upon retirement or, in specific cases, termination of employment of Mr. Just. Normal retirement is defined as age
60. The contractual benefit is being funded with the purchase of life insurance policies owned by the Bank insuring Mr. Just.

Director Compensation

     Outside directors receive $300 per meeting attended for regularly scheduled monthly Board of Directors meetings. They also receive $125 for each Committee meeting (averaging two per month or 24 per year) and an annual $500 bonus. Board members are also eligible for the Bank's health insurance plan and the Bank pays 75% of the monthly premium for this coverage. The current cost to the Bank for health insurance coverage for outside directors is $3,109.68 per participating director per year.

     The only inside director is President and CEO Robert J. Just, Jr. Until June 30, 1996, Mr. Just received the same meeting attendance fees as outside directors but did not receive the annual director bonus. As of July 1, 1996, no meeting attendance fees are paid Mr. Just over and above his regular salary.

Board Review of Management Compensation

     The entire Board of Directors reviews and determines the compensation for the officers of the Bank. The Compensation Committee of the Board is responsible for making specific compensation recommendations to the Board. The Compensation Committee consists of Messrs. Brodbeck, Just, Kopp, McWilliams, and Soles. Mr. Just is the only executive officer who is a member of the Board of Directors and thus participates in the decisions concerning compensation.

Principal Shareholders

     As of the date of this Prospectus, the following persons are the only persons (including any "group" as used in Section
13(d)(3) of the Securities Exchange Act of 1934) known to the Bank to be the beneficial owner of more than five percent of the Bank's outstanding capital stock:

Name and Address of         Amount and Nature of  Percent
Beneficial Owner            Beneficial Ownership       (Approx.)

E. R. Clare                          10                   .0%
1300 West Camp
Platteville, WI
53818-1512

E. R. and Mariam T.                  906 (1)              26.0
  Clare Trusts
Patrick M. Clare, Trustee
465 South Court Street
Platteville, WI
53818-3511

TOTAL                                916                  26.0%

[FN]
(1) Ownership as indicated in the stock ledger of the Bank as of September 30, 1996. The Bank states, on information and belief, that E.R. Clare and/or his spouse and lineal descendants are beneficiaries of the Trusts.

Description of the Stock of the Bank

     As of the date hereof, the Bank is authorized to issue 4,000 shares of common stock, all of one class, of which 3,600 shares are issued and outstanding. The Bank has approximately 224 shareholders of record. For further information about the stock, see "COMPARISON OF BANK STOCK WITH HOLDING COMPANY STOCK."

Transactions with Related Parties

     The Bank has had in the ordinary course of business, and will continue to have in the future, banking transactions such as personal and business loans with its directors, officers, and/or the owners of more than ten percent of the Bank and Holding Company stock. Such loans are now and will continue to be on the same terms, including collateral and interest rate, as those prevailing at the same time for comparable transactions with others of similar credit standing and do not and will not in the future involve more than normal risks of collectibility or present other unfavorable features.

     At no time during 1993, 1994, and 1995 did or has the maximum aggregate direct and indirect extensions of credit to any director, executive officer or 10% shareholder, and to his or her respective related interest, exceeded fifteen percent (15%) of the Bank's capital. From time to time, the Bank has entered into nonbanking business transactions with entities with which some of its directors are affiliated. Those transactions have been at arm's length and have been at competitive prices.

Indemnification of Directors and Officers

     Wisconsin law governing indemnification of the Bank's directors, officers, and employees is substantially similar to the law governing indemnification of the Holding Company's directors, officers, and employees. For a brief discussion of that law, see "MOUND CITY FINANCIAL SERVICES, INC.--Certain Anti-Takeover and Indemnification Provisions."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Bank pursuant to the foregoing provisions, or otherwise, the Bank has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act.

     The Bank has purchased insurance insuring the Bank, its directors and officers, against liabilities asserted against its directors and officers subject to certain conditions and limitations. Expenses of an officer or director in such a proceeding may be advanced based upon her or his agreement to repay such expenses if it is determined that he or she is not entitled to indemnification. If the officer or director is successful on the merits his expenses shall be paid; otherwise indemnification can only be made upon a showing that he or she met the applicable standard of conduct as determined by a court, a quorum of disinterested directors, by independent legal counsel, or by the shareholders.

Shares of the Stock Owned or Controlled by Management

     As of the date hereof, the executive officers and directors of the Bank own or control, directly or indirectly, 414 shares, or approximately 11.5%, of the total Bank stock outstanding.

     The Holding Company has no knowledge or information as to the existence of any contract, arrangement, or understanding among the above-named persons with respect to the shares of the Bank stock. To the knowledge of the Holding Company no person above named has any material interest in the transaction proposed by the reorganization, direct or indirect, other than in their status as shareholders.

Recommendation of the Bank's Board of Directors

     The Board of Directors of the Bank recommends that all shareholders vote to approve the reorganization. The decision of the Board of Directors of the Bank to recommend the reorganization to the shareholders is based on their belief that the Bank's affiliation with the Holding Company is in the best interest of the Bank and its shareholders.

     Such belief is based on a number of factors, including recent and historical transactions in the Bank's capital stock, the Board of Directors' knowledge of the business, operations, properties, assets, earnings and prospects of the Bank, and the advantages provided by a holding company corporate organizational structure. The Board of Directors of the Bank did not attach a relative weight to the factors it considered in reaching its decision, but considering all factors made the determination to recommend the reorganization to the shareholders. See "THE REORGANIZATION--Reasons for the Reorganization."

                    COMPARISON OF BANK STOCK
                   WITH HOLDING COMPANY STOCK

Authorized Shares and Par Value

     The Bank is authorized to issue 4,000 shares of capital stock, all of one class, designated as common stock, of which 3,600 shares are issued and outstanding. The Holding Company is authorized to issue 300,000 shares of capital stock, all of one class, designated as common stock. No Holding Company stock has been issued. Either the Bank or the Holding Company could increase the amount of authorized stock at any time by an amendment to its Articles of Incorporation approved by its shareholders.

     The Holding Company will issue less than the full amount of its 300,000 authorized shares in the reorganization. The Holding
Company has no specific plans at this time regarding the sale or distribution of any authorized but unissued shares.

Voting Rights

     Each share of Bank stock has one vote on all matters presented to the shareholders of the Bank. Each act by the shareholders of the Bank requires a majority vote, except as otherwise provided by law. Bank shareholders are not entitled to cumulative voting in the election of directors. Similarly, each share of the Holding Company stock has one vote on all matters presented to the shareholders of the Holding Company. Each act by the shareholders of the Holding Company requires a majority vote, except as otherwise provided by law. The Holding Company will not have cumulative voting in the election of directors.

     There are many similarities in the voting requirements imposed by the Wisconsin banking laws as compared to the Wisconsin general corporate laws. For example, under both the Wisconsin Banking Law and the Wisconsin Business Corporation Law, a vote of the majority of the outstanding stock is required to approve a merger. Similarly, under both the Wisconsin Banking Law and the Wisconsin Business Corporation Law, a vote of the majority of the outstanding stock can amend the articles of incorporation.

     All of the directors of the Bank are elected at each respective annual meeting. Currently, the shareholders of the Bank elect the Bank's Board of Directors at the Bank's annual meeting of shareholders held within the first 90 days of each calendar year. Bank shareholders exercise direct control over the Bank's affairs by election of the Bank's directors and by the right to vote on other Bank matters from time to time. Bank directors may be removed by the affirmative vote of a majority of the outstanding shares entitled to vote for the election of such director, taken at a special meeting called for that purpose.

     If the proposed reorganization is consummated, the shareholders who receive Holding Company stock will elect the Holding Company Board of Directors. The Board of Directors of the Holding Company will initially consist of nine members. The Board will be divided into three classes as nearly equal in number as possible. Each year the term of office of one class of directors will expire. After initial terms of one, two, and three years, respectively, successors to the directors in that class will be elected at the annual meeting of shareholders for a term of three years and until their successors are duly elected and qualified. Elections to the offices currently held by Messrs. Brodbeck, Just and Kopp will take place at the 1997 annual meeting of shareholders. No Holding Company directors may be removed, with or without cause, except by an affirmative vote of seventy-five percent (75%) of the directors or of the outstanding shares entitled to vote.

     The officers of the Holding Company will be elected annually by the Holding Company Board of Directors. The officers of the Holding Company will vote the shares of Bank stock held by the Holding Company, and therefore will elect the Bank Board of Directors, acting pursuant to the instructions of the Board of Directors of the Holding Company.

     There is no requirement that the Boards of the Bank and of the Holding Company be identical. Shareholders of the Holding Company will exercise direct control over the Holding Company by election of the Holding Company directors and by other voting rights, and therefore will exercise indirect control over the Bank. The direct control of the Bank stock will be exercised by the Holding Company Board of Directors, who are obligated to act in the best interests of the Holding Company shareholders.

Dividends

     The Bank has paid cash dividends on its common stock each year since 1988, and expects to continue to pay dividends in the future. Recent dividends have been as follows:

                                     Dividend
          Year Paid                  Per Share

          1992                        $60.00
          1993                        $65.00
          1994                        $65.00
          1995                        $70.00
          1996                        $75.00

     It is the intention of the Board of Directors of the Holding Company to pay cash dividends on its common stock at least annually. Substantially all of the Holding Company's assets will consist of its investment in the Bank, and immediately after the reorganization the availability of funds for dividends to be paid by the Holding Company will depend primarily upon the receipt of dividends from the Bank. Dividends of the Holding Company will also be dependent on future earnings, the financial condition of the Holding Company and its subsidiaries, and other factors.

     Whether the dividends, if any, paid by the Holding Company in the future will be equal to, less than, or more than the dividends paid by the Bank in the past cannot be predicted. However, it is unlikely that dividends paid by the Holding Company in the initial few years of operation would be significantly larger than the dividends paid by the Bank in prior years, and such dividends may not be as large. If the Holding Company incurs indebtedness, such as expenses for the reorganization or a loan to purchase Holding Company stock, Bank dividends received by the Holding Company will be applied toward that indebtedness, at least in part, rather than be paid to Holding Company shareholders as dividends from the Holding Company.

     Under the Wisconsin Banking Law, the Board of Directors of a bank may declare and pay a dividend from its undivided profits in an amount they consider expedient. The Board of Directors shall provide for the payment of all expenses, losses, required reserves, taxes, and interest accrued or due from the bank before the declaration of dividends from undivided profits. If dividends declared and paid in either of the two immediately preceding years exceeded net income for either of those two years respectively, the bank may not declare or pay any dividend in the current year that exceeds year-to-date net income except with the written consent of the Department of Financial Institutions Division of Banking.

     A bank's dividends may not in any way impair or diminish the capital of the bank other than by reducing undivided profits. If a dividend is paid that does not comply with this limitation, every shareholder receiving the dividend is liable to restore the full amount of the dividend unless the capital is subsequently made good. If the Board of Directors of a bank pays dividends when the bank is insolvent or in danger of insolvency, or not having reason to believe that there were sufficient undivided profits to pay the dividends, the members of the Board of Directors are jointly and severally liable to the creditors of the bank at the time of declaring dividends in an amount equal to twice the amount of the dividends.

     Federal regulators have authority to prohibit a bank from engaging in any action deemed by them to constitute an unsafe or unsound practice, including the payment of dividends. In addition to the foregoing, Wisconsin business corporations such as the Holding Company are prohibited by Wisconsin law from paying dividends while they are insolvent or if the payment of dividends would render them unable to pay debts as they come due in the usual course of business.

Market for the Stock

     (a) In General: As of November 15, 1996, the Bank had 224 shareholders of record. No established public trading market exists for the Bank stock. The stock is infrequently traded, and the current market for the stock is limited. The Bank is prohibited by law from holding or purchasing more than 10% of its own shares except in limited circumstances.

     Similarly, there will be no established public trading market for Holding Company stock. Unlike the Bank, however, the Holding Company will generally be able to purchase its own shares. In some circumstances, a bank holding company may not purchase its own shares without giving prior notice to the Federal Reserve Board. Specifically, if the Holding Company desires to purchase as much as 10% (in value) of its own stock in any 12-month period, it may be required in some instances to obtain approval for so doing from the Federal Reserve Board. Otherwise, the Holding Company is restricted by sound business judgment, its prior commitments, and the consolidated financial condition of the Holding Company and its subsidiaries. In no event may a Wisconsin corporation purchase its own shares when the corporation is insolvent or when such a purchase would make it insolvent.

     Although the Holding Company may generally, in the Board's discretion, purchase shares of its stock, it is not obligated to do so. In the event that the Holding Company fails to exercise its right of first refusal, a selling shareholder may be required to locate a prospective buyer for his or her shares on a person-to-person basis.

     (b) Right of First Refusal: Pursuant to Article 5C of its Articles of Incorporation, the Holding Company shall have a right of first refusal to purchase any shares of its stock at the price and on the terms and conditions offered to any Holding Company shareholder by a prospective purchaser. Shareholders should refer to Article 5C of the Articles of Incorporation, attached as Exhibit D. The following description does not purport to be a comprehensive statement of the terms of the Holding Company's right of first refusal.

          (i) Summary of the Provision. The right of first refusal shall apply to all sales, assignments, or dispositions of any right, title or interest in or to Holding Company shares, whether voluntary or by operation of law, except for (1) transactions between a shareholder and his or her spouse, a member of his or her immediate family or lineal descendants of his or her immediate family, and (2) any pledge of Holding Company stock. For purposes of transactions described in (1), "immediate family" shall mean a shareholder's children, ancestors, brothers and sisters (whether by full or half blood), the spouses of such brothers and sisters, and the lineal decedents of the shareholder's spouse. Transferees in either of the transactions described in (1) or (2) shall be subject to the Holding Company's right of first refusal. The Holding Company is not obligated to make any purchases of the Holding Company stock, but may do so at the discretion of its Board of Directors.

          In the event a shareholder (the "Selling Shareholder"), desires to dispose of his or her shares of stock, or any portion thereof (the "Offered Shares"), other than in a transaction of the type described in (1) or (2) above, without first obtaining the written consent of the Holding Company, the Selling Shareholder, first, shall give the Holding Company written notice of his or her intent to do so, stating the identity of the proposed transferee of the Offered Shares, the number of Offered Shares the Selling Shareholder proposes to transfer, the proposed consideration for the Offered Shares and the other terms and conditions of the proposed transfer of the Offered Shares. The Holding Company shall have a right of first refusal to acquire all, but not less than all, of the Offered Shares for the consideration and on the other terms and conditions offered by the proposed transferee and as contained in the written notice given to the Holding Company by the Selling Shareholder. The Holding Company shall exercise its right to acquire the Offered Shares by giving written notice to the Selling Shareholder, indicating the number of Offered Shares it will acquire, within thirty (30) days following receipt of the written notice from the Selling Shareholder. If the Holding Company does not exercise its acquisition rights within that time period, the Selling Shareholder shall be free for a period of thirty (30) days thereafter to transfer all of the Offered Shares to the transferee identified in the written notice to the Holding Company, at the same consideration and on the same terms and conditions set forth in the notice. After giving notice of the intended transfer, the Selling Shareholder shall refrain from participating as an officer, director or shareholder of the Holding Company with respect to the Holding Company's decision on whether or not to acquire the Offered Shares unless requested by the other shareholders holding a majority of the Holding Company's outstanding shares of capital stock, not including the shares held by the Selling Shareholder. As a condition precedent to the effectiveness of any transfer of Offered Shares, the transferee shall agree in writing to be bound by all of the terms and conditions of the Holding Company's right of first refusal.

          Each certificate representing shares of Holding Company stock shall bear a legend in substantially the following form:

          "The shares represented by this
          certificate and  any sale, transfer,
          or other disposition thereof are
          restricted under and subject to the
          terms and conditions contained in
          Article 5C of the Corporation's
          Articles of Incorporation, a copy of
          which is on file at the offices of
          the Corporation."

          The provisions of the Holding Company's Articles of Incorporation relating to this right of first refusal may not be amended, altered or repealed except by the affirmative vote of the holders of at least 75% of the shares of Holding Company stock.

          (ii) Potential Anti-Takeover and Other Effects. The Holding Company's right of first refusal may reduce the ability of third parties to obtain control of the Holding Company. In particular, the Holding Company's right to match the price offered by a prospective buyer might make acquisitions of large blocks of Holding Company stock by other buyers more difficult. The right of first refusal might also discourage tender offers, proxy contests, or other attempts to gain control of the Holding Company through the acquisition of voting stock. Shareholders who might support the takeover of the Holding Company in a given situation could amend, alter or repeal the right-of-first-refusal provision only by obtaining an affirmative vote of 75% of the issued and outstanding shares.

          Because of these effects, this provision may render removal of current management by a new owner less likely. This could be the case whether or not such removal would be beneficial to shareholders generally. Another overall effect of the provision may be to limit shareholder participation in transactions such as tender offers.

          Whether the right of first refusal serves as an advantage to management or to shareholders depends on the particular circumstances. In a hostile tender offer, for example, members of management and shareholders who support the present ownership may benefit from the provision, while shareholders desirous of participating in the tender offer or removing management would be disadvantaged.

          The Holding Company's Articles of Incorporation contain provisions having anti-takeover effects in addition to the right-of-first-refusal provision described above. See "MOUND
CITY FINANCIAL SERVICES, INC. -- Certain Anti-Takeover and
Indemnification Provisions."

          (iii) Reasons for the Right of First Refusal. The Boards of Directors of the Holding Company and the Bank believe that giving the Holding Company a right of first refusal to purchase shares of its stock is in the best interests of the Holding Company and its shareholders and the Bank. One of the purposes of forming a holding company for the Bank is to enable the Bank to continue under local control. The proposed right of first refusal effectuates this purpose by providing a mechanism for assuring local control of the Holding Company and the Bank. The proposal is not the result of Bank management's knowledge of any specific effort to obtain control of the Bank by means of a merger, tender offer, solicitation in opposition to management or otherwise. Nevertheless, the Boards of Directors are concerned that, without this provision and the other anti-takeover provisions described herein, local control of the Bank may not be achieved over the long term.

Value

     As of September 30, 1996, the per share book value of the Bank stock, according to the Bank's internal financial statements, was $2,739.16. An appraisal of the Bank stock prepared for Bank management by Bankers' Service Corporation as of March 31, 1996 estimated the value of the stock as it relates to minority share transactions at $2,643 per share, or 102% of unadjusted book value and 10x weighted average earnings. To the best knowledge of the Bank, there have been 40 different transfers of Bank stock, involving a total of 318 shares of Bank stock, between January 1, 1994 and the date of this Prospectus. To the best of the Bank's knowledge, most of those transactions were conducted at a price ranging from approximately $1,475 to approximately $1,575 per share.

     At least initially, the value of one share of Holding Company stock will be equivalent to the value of a share of Bank stock. There is no assurance, however, that those values will remain equivalent, particularly if the Holding Company should acquire another bank or establish a non-banking subsidiary to conduct a banking-related business. Bank stock will not reflect the value of any other Holding Company subsidiaries that may be established in the future.

Other

     (a) Liquidation Rights: The Shareholders of the Bank and the Holding Company are entitled to share pro rata in the net assets of the organization, after payment of all liabilities, if the organization is ever liquidated.

     (b) Preemptive Rights: Shareholders of the Bank do not have preemptive rights to acquire additional shares of the organization that may be issued in the future. Shareholders of the Holding Company likewise will not have preemptive rights. Authorized but unissued shares of Holding Company stock may be issued for cash or other consideration on authorization of the Board of Directors for proper corporate purposes.

     (c)  Conversion Rights:  Neither the Bank stock nor the
Holding Company stock is convertible into any other security.

     (d) Call: Neither the Bank stock nor the Holding Company stock is subject to any call or redemption rights on the part of the organization.

     (e) Assessability: All of the Bank and Holding Company stock issued or to be issued is or will be fully paid and nonassessable, except as provided by law. The Wisconsin Business Corporation Law imposes a statutory liability on shareholders of every corporation up to an amount equal to the par value of their shares, and to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for such corporation, but not exceeding six months' service in any one case.

                    SUPERVISION AND REGULATION

General

     Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, the growth and earnings performance of the Holding Company and the Bank can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Federal Reserve Board, the Federal Deposit Insurance Corporation ("FDIC"), the Wisconsin Department of Financial Institutions Division of Banking, the Internal Revenue Service, federal and state taxing authorities, and the Securities and Exchange Commission (the "SEC"). The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Holding Company and the Bank establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors, rather than the shareholders, of the Bank.

     The following references to material statutes and regulations affecting the Holding Company and the Bank are brief summaries thereof and do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Holding Company and the Bank.

Banking Regulation

     The Holding Company, if the reorganization is successful, will be a bank holding company subject to the supervision of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the "Act"). In accordance with Federal Reserve Board policy, the Holding Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances where the Holding Company might not do so absent such policy. As a bank holding company, the Holding Company will be required to file with the Board of Governors annual reports and such additional information as the Board of Governors may require pursuant to the Act. The Board of Governors may make examinations of the Holding Company and its subsidiary. Because the Bank will be chartered under Wisconsin law, the Holding Company will also be subject to the examination, supervision, reporting and enforcement requirements of the Wisconsin Department of Financial Institutions Division of Banking.

     The Act requires every bank holding company to obtain the prior approval of the Board of Governors before it may acquire direct or indirect ownership of more than five percent (5%) of the voting securities or substantially all of the assets of any bank. The Act limits the activities by bank holding companies to managing, controlling, and servicing their subsidiary banks and to engaging in certain non-banking activities which have been determined by the Board of Governors to be closely related to banking. Similarly, the Act, with specified exceptions relating to permissible non-banking activities, forbids holding companies from acquiring voting control (generally, 25% or more of the voting power) of any company which is not a bank. Some of the activities that the Board of Governors has determined by regulation to be closely related to banking are making or servicing loans, leasing real and personal property where the lease serves as the functional equivalent of an extension of credit, making investments in corporations or projects designed primarily to promote community welfare, acting as an investment or financial advisor, providing data processing services, and acting as an insurance agent or broker, as those activities are defined and limited by the regulation.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to the bank holding company or any of its subsidiaries, on investments in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. Further, under the Act and regulations of the Board of Governors, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services. The Board of Governors possesses cease and desist powers over bank holding companies and their non-banking subsidiaries if their actions represent an unsafe or unsound practice or a violation of law.

     The Bank is a Wisconsin-chartered bank. Its deposit accounts are insured by the Bank Insurance Fund (the "BIF") of the FDIC, except that the deposits of the Cuba City branch acquired from Anchor Savings and Loan Association are insured by the Savings Association Insurance Fund ("SAIF"). As a BIF- and SAIF-insured, Wisconsin-chartered bank, the Bank is subject to the examination, supervision, reporting and enforcement requirements of the Wisconsin Department of Financial Institutions Division of Banking, as the chartering authority for Wisconsin banks, and the FDIC, as administrator of the BIF. Areas subject to regulation by the authorities include reserves, investments, loans, mergers, issuance of securities, payment of dividends, establishment of branches, and other aspects of banking operations.

Capital Requirements for the
Holding Company and the Bank

     The Federal Reserve Board and the FDIC use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

     The Federal Reserve Board and the FDIC's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to a total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others.

     As of September 30, 1996, on a pro forma basis, the Holding Company's ratio of total capital to risk-weighted assets was 12.2%, its ratio of Tier 1 capital to risk-weighted assets was 11.0%, and its ratio of Tier 1 capital to average assets was 8.2%. Also, as of September 30, 1996, the Bank's ratio of total capital to risk-weighted assets was 13.5%, its ratio of Tier 1 capital to risk-weighted assets was 12.2%, and its ratio of Tier 1 capital to average assets was 9.1%.

     The risk-based and leverage standards presently used by the Federal Reserve Board and the FDIC are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

     The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets.

FDIC Deposit Insurance Premiums

     The Bank pays deposit insurance premiums to the FDIC based on a risk-based assessment system established by the FDIC for all institutions insured by the Bank Insurance Fund of the FDIC ("BIF"). In addition, the Bank pays separate deposit insurance premiums to the FDIC on the deposits of the Bank; a Cuba City branch, which, by virtue of having been acquired from Anchor Savings and Loan Association, are insured by the Savings Association Insurance Fund of the FDIC ("SAIF").

     Pursuant to a final rule adopted by the FDIC in October
1996, institutions holding SAIF-insured deposits are subject to a special assessment to capitalize the SAIF at its target designated reserve ratio. The bank's special assessment is $21,397.18, payable on November 27, 1996.

     Beginning January 1, 1997, and for each of the years 1997, 1998, and 1999, the Bank will pay premiums on its BIF-insured deposits at the rate of 1.29% and on its SAIF-insured deposits at the rate of 6.44%. Currently the Bank's SAIF-insured deposits constitute approximately 5% of the Bank's total deposits, or (at a maximum) roughly $4,478,000. The premiums assessable on that amount of deposit in 1997 for both BIF and SAIF insurance would be approximately $2,883, of which approximately $2,306 would be attributable to the SAIF assessment. Under current legislation, BIF- and SAIF-insured deposits will be assessed at the same rate beginning January 1, 2000.

Loan Limits to Borrowers

     Generally, under the Wisconsin Banking Law, a Wisconsin-chartered bank may make to any one borrower total loans and extensions of credit not fully secured by collateral having a market value at least equal to the loan in an amount not to exceed 20% of the capital of the bank. Bank holding companies are not subject to specific limitations on loans to one borrower. However, bank holding company lending activities require the prior approval of the Federal Reserve Board under Regulation Y.

Recent Regulatory Developments

     On September 23, 1994, the "Riegle Community Development and Regulatory Improvement Act of 1994" (the "Riegle Act") was signed into law. The provisions of Title III of the Riegle Act are intended to reduce the paperwork and regulatory burdens of federally-insured financial institutions and their holding companies. These provisions require the federal banking regulators, among other things: (i) to consider the burdens and benefits to depository institutions and their customers of proposed regulatory and administrative requirements; (ii) within two years of the enactment of the Riegle act, to eliminate from their regulations and written supervisory policies regulatory inconsistencies, outmoded or duplicative requirements and unwarranted constraints on credit availability and to adopt uniform requirements to implement common statutory schemes or regulatory concerns; (iii) to create a unified examination process for financial institutions subject to the jurisdiction of more than one regulator; (iv) within six months of enactment of the Riegle Act, to establish an internal regulatory appeals process by which regulated institutions may obtain review of agency determinations relating to such matters as examination ratings, adequacy of loan loss reserves and significant loan classifications; (v) to streamline the quarterly call report format; and (vi) in considering revisions to risk-based capital requirements, to ensure that the standards take into account the size, activities and reporting burdens of institutions. The Riegle Act also gives the federal banking agencies greater flexibility with respect to the implementation and enforcement of certain provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), including the FDICIA provisions regarding safety and soundness standards, examination frequency and independent audit requirements.

     In addition, on September 29, 1994, the "Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994" (the "Riegle-Neal Act") was signed into law. Effective September 29, 1995, the Riegle-Neal Act allows bank holding companies to acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring holding company and all of its insured depositor institution affiliates. Effective June 1, 1997 (or earlier if expressly authorized by applicable state law), the Riegle-Neal Act allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by the Riegle-Neal Act only if specifically authorized by state law.
The legislation allows individual states to "opt-out" of certain provisions of the Riegle-Neal Act by enacting appropriate legislation prior to June 1, 1997. As a result of the delayed effective dates of the interstate banking provisions of the Riegle-Neal Act, and the need for state legislation action to permit earlier interstate transactions and authorize de novo interstate branching, the Riegle-Neal Act is not expected to have an immediate significant impact on the Holding Company or the Bank. Over time, however, the provisions of the Riegle-Neal Act may increase competition in the market served by the Holding Company and the Bank.

     Under FDICIA, as implemented by final regulations adopted by the FDIC, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. FDICIA, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with FDICIA. These restrictions are not currently expected to have a material impact on the operations of the Bank.

Available Information

     The Holding Company has filed with the Securities and Exchange Commission ("SEC"), Washington, D.C., a Registration Statement No. 333-14825 on Form S-4 under the Securities
Act of 1933, for the registration of Holding Company stock to be issued in the reorganization. This Prospectus constitutes the Prospectus that was filed as a part of that registration statement.

     The Bank currently is not subject to the requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and files no reports or proxy statements with the SEC pursuant thereto. After consummation of the reorganization, the Holding Company will be subject to the reporting requirements of the Exchange Act, pursuant to Section 15(d) thereof, but the Holding Company's duty to file such reports is automatically suspended as to each fiscal year at the beginning of which the Holding Company's stock is held by fewer than 300 shareholders. Immediately upon completion of the reorganization, the Holding Company's stock will be held by no more than 224 shareholders. Accordingly, the Holding Company will not for the foreseeable future file reports or proxy statements with the SEC. However, the Holding Company will voluntarily provide shareholders with reports of the same nature, and with the same frequency, as are currently provided by the Bank to Bank shareholders.

     The SEC maintains a Web site, http://www.sec.gov, that contains filings made electronically with the SEC, including those of the Holding Company.

                          LEGAL MATTERS

     Certain legal matters in connection with the reorganization will be passed upon for the Holding Company and the Bank by Boardman, Suhr, Curry & Field, One South Pinckney Street,
Madison, Wisconsin  53701-0927.

                            EXHIBIT A

              AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT and Plan of Reorganization ("Agreement") is made on ________________, 1996, by and between MOUND CITY BANK, a state banking organization ("Bank"), and MOUND CITY FINANCIAL
SERVICES, INC., a Wisconsin corporation ("Corporation").

                             RECITALS

     The parties consider it advantageous to form a one-bank holding company, which will be the Corporation, to own all of the outstanding stock of the Bank. To form the holding company, the Corporation will organize a wholly-owned subsidiary bank, called New Mound City Bank, a state banking organization ("New Bank"). Bank will then merge with and into New Bank, leaving New Bank as the survivor, and converting the outstanding stock of Bank into stock of the Corporation, so that the shareholders of Bank will become the shareholders of the Corporation.

     This reorganization is comprised of the organization of New Bank and the merger of Bank into New Bank, as the surviving entity (the "merger"). Pursuant to the terms of this Agreement, and a Merger Agreement between Bank and New Bank (to be executed after New Bank is formed), as of the Effective Date of the Merger, each of the then issued and outstanding shares of Bank Common Stock ("Bank Common") will be converted into one share of the authorized but previously unissued common stock of the Corporation ("Corporation Common").

     NOW, THEREFORE, the parties do adopt this plan of reorganization and agree as follows:

     1. Merger. Subject to compliance with all requirements of law and the terms and conditions set forth in this Agreement, Bank will be merged with and into New Bank.

          (a) Effective Date; Surviving Bank. The Effective Date of this Merger (the "Effective Date") shall be the date set forth in the Merger Agreement. At the Effective Date, Bank shall be merged with and into New Bank, the separate existence of Bank shall cease and New Bank, as the surviving corporation (the "Surviving Bank"), shall succeed to and possess all of the properties, rights, privileges, immunities, and powers, and shall be subject to all the liabilities, obligations, restrictions, and duties, of Bank and New Bank.

          (b)  Charter Number.  With the consent of the Wisconsin
Department of Financial Institutions ("DFI"), the charter number of the Bank prior to the Effective Date shall be the charter number of the Surviving Bank.

          (c) Articles of Incorporation; Name. From and after the Effective Date and until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of Bank, as amended or restated, and the name of Surviving Bank shall be that of Bank.

          (d) Bylaws. From and after the Effective Date and until thereafter amended as provided by law, the Bylaws of Bank in effect immediately prior to the Effective Date shall constitute the Bylaws of Surviving Bank.

          (e) Directors and Officers. From and after the Effective Date and until their respective successors are elected, the members of the Board of Directors and the officers of Surviving Bank shall consist of those persons who are serving as directors and officers of Bank immediately prior to the Effective
Date.

          (f) Conversion of Stock. As of the Effective Date, by virtue of the merger and without any action on the part of the shareholders of Bank, all of the Bank Common outstanding immediately prior to the Effective Date shall cease to exist and shall be converted into Corporation Common, at the rate of one
(1) share of Corporation Common for each one (1) share of Bank Common. As of the Effective Date, by virtue of the merger and without any action on the part of the shareholders of New Bank, all of the New Bank common stock outstanding immediately prior to the Effective Date shall cease to exist and shall be converted to 3,600 shares of common stock of the Surviving Bank, $100 par value.

          (g) Transmittal Procedure. Bank will close its transfer records on a date twenty (20) days prior to the Effective Date for a period through and including the Effective Date. When the Effective Date is established, the date of closing of transfer records will also be set, and the shareholders of Bank will be notified of such. Bank will make every reasonable effort to have its shareholders of record tender their certificates for Bank Common to the Exchange Agent at least three (3) days prior to the Effective Date. Bank will serve as the Exchange Agent for this transaction. On the Effective Date, the Corporation shall provide to Bank, and Bank shall mail or deliver to its shareholders, stock certificates of Corporation Common to which those shareholders are entitled by reason of the merger; provided, however, that no Corporation Common certificate shall be mailed or delivered to a Bank shareholder who is eligible to exercise dissenter's rights or who has not delivered to Bank all certificates of Bank Common owned by such shareholder (or if a certificate has been lost, an indemnity bond or other agreement satisfactory to the Corporation).

          Until so delivered to Bank, each outstanding certificate which prior to the Effective Date represented shares of Bank Common will be deemed for all purposes to evidence only the right to receive the ownership of the shares of Corporation Common into which such Bank Common has been converted; provided, however, that until such Bank Common certificates are so delivered to Bank, no dividend payable on Corporation Common at any time after the Effective Date shall be paid to the holder of such undelivered certificate. Upon the delivery of such certificate after the Effective Date, the Corporation shall pay, without interest, any unpaid dividends by reason of the preceding sentence to the record holder thereof, and Bank shall deliver the stock certificate for Corporation Common.

          (h) Dissenting Shares of Bank. If any shares of Bank Common are dissenting shares, Bank shall proceed according to applicable law to determine and pay the fair value of those dissenting shares. "Dissenting shares" shall mean each outstanding share of Bank Common as to which the holder has strictly complied with the provisions of applicable law in order effectively to withdraw from Bank and obtain the right to receive the fair value of his or her shares of Bank Common.

          As of the Effective Date or the date that the last action is taken to exercise dissenter's rights, whichever is later, dissenting shares shall, by virtue of the merger, cease to represent any ownership interest or ownership rights to the Bank or the Corporation, and shall be converted into the right to receive fair value of those shares as provided by law.

          (i) Business. From and after the Effective Date, the business of the Surviving Bank shall be that of a state bank, conducted at the offices of Bank where located immediately prior to the Effective Date.

          (j) Assets and Liabilities. From and after the Effective Date, the Surviving Bank shall be liable for all liabilities of New Bank and Bank; and all deposits, debts, liabilities, and contracts of New Bank and Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of New Bank or Bank, shall be those of the Surviving Bank and shall not be released or impaired by reason of the merger; and all rights of creditors and other obligees and all liens on property of either New Bank or Bank shall be preserved unimpaired. Further, all rights, franchises and interests of New Bank and Bank, respectively, in and to every type of property (real, personal and mixed) and choices in action shall be transferred to and vested in Surviving Bank by virtue of such merger without any deed or other transfer, and Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests in every fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by New Bank and Bank, respectively, on the Effective Date.

          (k) Tax Consequences. The parties intend and desire that the merger shall be treated for income tax purposes as a forward triangular merger under Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code. The parties shall act in all respects consistently with that intent.

          (l) Shareholder Approvals. This Agreement and Plan of Reorganization will be submitted to the respective shareholders of Bank and New Bank for ratification and confirmation at shareholder meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Incorporation and Bylaws of Bank and New Bank. Each shareholder meeting shall be called as soon as reasonably possible. Bank and New Bank will proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the merger. The Corporation, as sole shareholder of New Bank, shall vote its stock in New Bank to approve the merger and the transactions set forth in this Agreement.

          (m) Regulatory Approvals. The parties shall prepare and submit for filing any and all applications, filings, and registrations with, and notifications to, all federal and state authorities required for the merger to be consummated as contemplated by this Agreement. Thereafter, the parties shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the merger to be consummated.

          (n) Merger Agreement. The Corporation shall form New Bank promptly following execution of this Agreement and shall cause New Bank to execute the Merger Agreement attached hereto as Exhibit A. Within three days after execution by New Bank, Bank shall execute the Merger Agreement.

     2. Representations and Warranties by Bank. Bank represents and warrants to the Corporation that this Agreement has been approved by the Board of Directors of Bank, and upon approval by the shareholders of Bank will be fully authorized by all necessary corporation action.

     3. Representations and Warranties by the Corporation. The Corporation represents and warrants to Bank that the shares of the Corporation Common to be delivered to Bank shareholders pursuant to this Agreement will, upon issuance, be duly and validly authorized and issued and fully paid and nonassessable voting shares, except as otherwise required by law, and will constitute all of the issued and outstanding shares of the Corporation as of the Effective Date.

     4. Closing. Subject to the satisfaction of all closing conditions contained herein or their waiver, the closing shall occur on the Effective Date, which will be within thirty (30) days after the satisfaction of the last closing condition. The Closing shall take place at the offices of Bank, or at such other place as the Corporation and Bank may hereafter agree.

     5. Conditions to Obligations of Both Parties. The obligations of each party to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by the parties:

          (a)  Regulatory Approval.  On or before the Effective
Date, Bank shall have received the approval from those regulatory agencies whose approval of the merger is required and any mandatory waiting period(s) associated with such approval(s) shall have expired.

          (b) No Litigation. At the Effective Date, no litigation or governmental investigation shall have been commenced or, to the best knowledge of the Corporation or Bank, threatened or proposed, which would have a material, adverse effect on the value of Bank or an adverse effect on the ability of any party to close this transaction, or which arises out of or concerns the transactions contemplated by this Agreement.

          (c) Closing Not Later Than June 30, 1997. The closing of the transactions contemplated hereunder shall have occurred on or before June 30, 1997, unless such date is extended by mutual written agreement of the parties.

          (d) Shareholder Approval. This Agreement shall have been approved and adopted by the shareholders of Bank and of New
Bank in such manner as required by law.

          (e) Tax Opinion. The parties shall have received a written opinion of tax counsel that the transactions contemplated by this Agreement and the Merger Agreement will constitute a tax-free reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code with respect to those shareholders of Bank who will receive Corporation Common in the merger.

          (f) Securities Law Compliance. The Corporation Common stock to be issued in the merger shall have been registered, qualified or exempted under all applicable federal and state securities laws, and there shall have been no stop order issued or threatened by the SEC or any state that suspends the effectiveness of any such registration, qualification, or exemption.

     6.   Conditions to Obligations of Corporation and New Bank.
The obligations of the Corporation and New Bank to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by the Corporation and New
Bank:

          (a) Representations and Warranties True; Covenants and Obligations Performed. All representations and warranties of Bank shall be true and correct in all material respects on the Effective Date, and Bank shall have performed all acts required of it under the terms of this Agreement.

          (b) Dissenting Shares. There shall be not more than ten percent (10%) of the total outstanding shares of Bank that as of the Effective Date are eligible to elect dissenter's rights by reason of having complied with the procedures required by applicable law.

          (c) No Material Adverse Change. The assets, business, operation, and prospects of Bank shall not have been materially and adversely affected by a loss or destruction not fully compensated by insurance, by any governmental proceeding or action, or by any other event or occurrence, which in the reasonable judgment of the Corporation would defeat or frustrate the purposes of the reorganization or otherwise make the reorganization undesirable.

     7. Conditions to Obligations of Bank. The obligations of Bank to be performed on the Effective Date shall be subject to the following conditions unless waived in writing by Bank: all representations and warranties of the Corporation shall be true and correct in all material respects on the Effective Date, and the Corporation and New Bank shall have performed all acts required of them under the terms of this Agreement.

     8.   Additional Covenants of the Parties.

          (a) Cooperation. The parties will fully cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement, including without limitation, the preparation of financial statements and the supplying of information in connection with the preparation of regulatory applications.

          (b) Expenses. All costs and expenses and charges incurred by a party hereto shall be borne by such party, including the fees of their respective accountants and attorneys; provided, however, that if the merger is not consummated for any reason, all costs and expenses incurred by the Corporation and New Bank shall be paid by Bank.

          (c) Affiliates. The parties acknowledge that (i) shares of Corporation Common received in the reorganization by persons who are affiliates of the parties for purposes of Rule 145, promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, are subject to certain restrictions on the public resale of such shares; (ii) certificates evidencing shares of Corporation Common received by affiliates pursuant to the reorganization shall carry a legend referring to Rule 145 and the transfer restrictions imposed thereunder; and (iii) such shares shall be subject to stop-transfer instructions to the Corporation's transfer agent. For purposes of Rule 145 an "affiliate" means a person who was, as of the date of consummation of the reorganization, an executive officer of Bank, or a director of Bank, or a person deemed to control Bank (including without limitation a Bank shareholder owning more than 10% of the Bank stock outstanding). Neither Bank nor the Corporation is obligated to register shares of Corporation Common for resale, and any such registration shall be at the expense and instance of any shareholder, including an affiliate, desiring such registration.

     9. Termination. This Agreement and merger may be terminated and abandoned upon prompt written notice to the other party before the Effective Date, notwithstanding authorization and adoption of this Agreement by the shareholders of one or both of Bank and New Bank:

          (a) By mutual consent of Bank and the Corporation through their Boards of Directors;

          (b) By Bank at any time after June 30, 1997 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 7 of this Agreement have not been met and have not been waived in writing by Bank; or

          (c) By the Corporation at any time after June 30, 1997 (or such later date as shall have been agreed to in writing by the parties) if any of the conditions provided for in Paragraphs 5 or 6 of this Agreement have not been met and have not been waived in writing by the Corporation.

     10.  Miscellaneous.

          (a) Assignment. This Agreement and the rights, interests, and benefits hereunder shall not be assigned, transferred, or pledged in any way, and shall not be subject to execution, attachment, or similar process. Any attempt to assign, transfer, pledge, or make any other disposition of this Agreement or of the rights, interests, and benefits contrary to the foregoing provision, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

          (b) Waiver. No failure or delay of any party in exercising any right or power given to it under this Agreement shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent, or subsequent breach. No waiver of any breach or modification of this Agreement shall be effective unless contained in a writing executed by both parties.

          (c) Entire Agreement. This Agreement supersedes any other representations or agreement, whether written or oral, that may have been made or entered into by the Corporation, Bank, New Bank or by any officer or officers of such parties relating to the acquisition of Bank, or its assets or business, by the Corporation. This Agreement constitutes the entire agreement by the parties, and there are no agreements or commitments except as set forth herein.

          (d) Amendment. This Agreement may be modified or amended only by a written agreement executed by duly authorized officers of both parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ATTEST:                       MOUND CITY BANK


_______________________       By:________________________________



ATTEST:                       MOUND CITY FINANCIAL SERVICES, INC.


_______________________       By:________________________________

                         MERGER AGREEMENT


     MERGER AGREEMENT ("Merger Agreement") made this _____ day of
__________________, 1996, by and between MOUND CITY BANK, a state banking organization ("Bank"), and New MOUND CITY BANK, a state banking organization ("New Bank").

                            WITNESSETH

     WHEREAS, Bank and Mound City Financial Services, Inc.
("Corporation") have entered into an Agreement and Plan of Reorganization dated _____________, 1996 ("Agreement"), pursuant to which Bank has agreed to merge with and into the Corporation's wholly-owned subsidiary, New Bank, in a forward triangular merger; and

     WHEREAS, Bank and New Bank wish to agree on the terms of the merger now that New Bank has been formed;

     NOW, THEREFORE, the parties agree as follows:

     1. Incorporation of Plan of Reorganization. The terms and conditions of the Agreement are incorporated herein by reference in their entirety, and made a part of this Merger Agreement with the same effect as if New Bank had been a party to the Agreement.

     2. Cooperation. New Bank shall cooperate with Bank to achieve a prompt consummation of the transactions contemplated in the Agreement, and shall perform all actions necessary or convenient to be performed by it for that purpose.

     3. Articles of Incorporation. Effective as of the time this merger shall become effective as specified in the Agreement, the articles of incorporation of that bank resulting from the merger of Bank and New Bank shall read in their entirety as stated in the attached Articles of Incorporation.

     4. Capital Stock. The amount of capital stock of New Bank shall be $50,000, divided into 500 shares of common stock, each of $100 par value. At the time the merger shall become effective (and after the temporary capitalization of the interim bank has been returned to the Corporation), the resulting bank shall have $____________ in capital, a surplus of $____________, and undivided profits of $____________, adjusted, however, for earnings and expenses between _________, 199__, and the Effective Date of the merger. At the time the merger shall become effective, the 500 shares of New Bank stock then outstanding shall be converted into 3,600 shares, each of $100 par value, of the resulting bank.

     5. Effective Date. The Effective Date of the Merger shall be _________________.

     IN WITNESS WHEREOF, the parties have executed this Merger
Agreement by their proper corporate officers duly authorized to execute this Agreement, as of the date first above written.

[S]                          [C]
Attest:                       MOUND CITY BANK


_________________________     By_________________________________


Attest:                       NEW MOUND CITY BANK


_________________________     By_________________________________

                           EXHIBIT B
          TAX OPINION OF BOARDMAN, SUHR, CURRY & FIELD

                            [SPECIMEN]

                      _______________, 1996


The Board of Directors
Mound City Financial Services, Inc.
25 East Pine Street
Platteville, Wisconsin  53818

The Board of Directors
Mound City Bank
P.O. Box 263
Platteville, Wisconsin  53818

Gentlemen:

     You have requested that we render an opinion as to the tax consequences to Mound City Financial Services, Inc. ("Holding Company"), Mound City Bank ("Bank"), New Mound City Bank ("New Bank"), and the shareholders ("Shareholders") of the Bank of a corporate reorganization to form a one-bank holding company, as described in an Agreement and Plan of Reorganization dated _______________, 1996 between Holding Company and Bank ("Agreement") and in a certain Prospectus/Proxy Statement dated
____________________.

     We acknowledge that this opinion is provided for the benefit and guidance of the Shareholders as well as for the benefit and guidance of Holding Company and Bank.

     In making this opinion, we have relied on the Agreement, the Prospectus/Proxy Statement, and the Merger Agreement (to be executed between Bank and New Bank), and on the truth and completeness of the warranties, representations, statements, and facts contained in those documents. We have also relied upon the truth and completeness of the following representations by Holding Company and Bank:

     1. The fair market value of the Holding Company stock received by each Shareholder will be approximately equal to the fair market value of the Bank stock surrendered in exchange.

     2. There is no plan or intention by the Shareholders who own one percent (1%) or more of the Bank stock, and to the best of the knowledge of the management of Bank, there is no plan or intention on the part of the remaining Shareholders to sell, exchange, or otherwise dispose of the Holding Company stock to be received in the transaction in an amount that would reduce the Shareholders' ownership of Holding Company stock to a number of shares having a value, as of the effective date of the transaction, of less than 50 percent of the total value of Bank stock outstanding immediately before the transaction. For purposes of this letter, "management" shall mean the Board of Directors and executive officers of each organization as identified in the Registration Statement.

     3. New Bank, as the surviving corporation, will acquire and hold after the merger at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Bank as of the time immediately prior to the transaction. (For purposes of this representation, all payments to dissenters, reorganization expenses, and all redemptions and distributions (except for normal dividends) made by Bank immediately before the merger and which are part of the plan of reorganization will be considered as assets held by Bank immediately prior to the merger.)

     4. Prior to the transaction, Holding Company will own all of the issued and outstanding stock of New Bank.

     5. New Bank has no plan or intention to issue an additional class of stock or to issue additional shares of its common stock that would result in the Holding Company's ownership of less than 80% of New Bank's common stock.

     6.   Holding Company has no plan or intention to:

          (a)  Liquidate New Bank;

          (b) Merge New Bank with or into another bank or corporation;

          (c) Cause New Bank to sell or to otherwise dispose of any of the Bank's assets, except in the ordinary course of business; or

          (d)  Sell or otherwise dispose of any New Bank stock.

     7. At the time of the transaction, New Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in New Bank.

     8. Bank is not under the jurisdiction of a court in a Title 11 (bankruptcy) or similar case.

     9. Following the transaction, New Bank will continue the historic business of Bank or use a significant portion of Bank's historic business assets in a business.

     10. On the date of the transaction, the fair market value of the assets of Bank will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

     11. The liabilities of Bank assumed by New Bank, and the liabilities to which the transferred assets of Bank are subject, have been incurred in the ordinary course of Bank's business.

     12. Holding Company has no plan or intention to redeem or otherwise reacquire any of its stock issued in the transaction.

     13. Holding Company, Bank, New Bank, and the Shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

     14.  There is no intercorporate indebtedness between Holding
Company, Bank, or New Bank which will be issued, acquired, or settled at a discount.

     15.  No stock of New Bank will be issued in the transaction.


     16. The management of Holding Company and of Bank are not aware of any facts that might adversely affect the determination that the transaction is a tax-free reorganization.

     17.  There are good business reasons for the transaction.

     We have not undertaken to verify independently any of the factual matters upon which we rely in providing this opinion. Moreover, we have assumed that no changes have occurred or will occur with respect to the documents described above or the representations set forth in paragraphs 1 through 17 above.

     Based upon and subject to the foregoing, it is our opinion under current law that for federal and State of Wisconsin income tax purposes:

     (1) The proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) by reason of
          Section 368(a)(1)(D) of the Internal Revenue Code of 1986 and Chapter 71 of the Wisconsin Statutes. The reorganization will not be disqualified by reason of the fact that Holding Company common stock is used in the transaction. (Internal Revenue Code Section 368(a)(2)(D).)

     (2) No gain or loss will be recognized to Bank on the transfer of substantially all of its assets to New Bank in exchange for Holding Company common stock and the assumption by New Bank of the liabilities of Bank.

     (3) No gain or loss will be recognized to Holding Company or New Bank upon the receipt by New Bank of substantially all of the assets of Bank in exchange for Holding Company common stock and the assumption by New
          Bank of the liabilities of Bank.

     (4) The basis of the Bank assets in the hands of New Bank will be the same as the basis of those assets in the hands of Bank immediately prior to the proposed transaction.

     (5) The holding period of the assets of Bank in the hands of New Bank will include the period during which such assets were held by Bank.

     (6) The basis of the New Bank stock in the hands of Holding Company will be increased by an amount equal to the basis of the Bank assets acquired by New Bank in the transaction, and will be decreased by the amount of liabilities of Bank assumed by New Bank and the amount of liabilities to which the acquired assets of Bank are subject.

     (7) No gain or loss will be recognized by the Shareholders on the exchange of their Bank common stock for Holding Company common stock; provided, however, that no opinion is expressed with respect to Bank shareholders who dissent from the transaction and receive cash for their Bank stock.

     (8) The income tax basis of the Holding Company common stock to be received by the Shareholders will be the same as the basis of the Bank common stock surrendered in exchange.

     (9) The holding period of the Holding Company common stock to be received by the Shareholders will include the period during which the Bank common stock surrendered in exchange was held, provided that the Bank common stock is held as a capital asset on the date of the exchange.

     Our opinion is limited to the specific issues addressed. We express no opinion and make no representation, and no inference is intended or should be drawn from any statement in this letter, as to any other issues involving the transaction.

                              BOARDMAN, SUHR, CURRY & FIELD

                           EXHIBIT C

               SECTION 221.0706 THROUGH 221.0718
                   OF THE WISCONSIN STATUTES

Wisconsin Acts (Advance)
1995 WISCONSIN ACT 336

221.0706  Right to dissent.

(1) MANDATORY DISSENTERS' RIGHTS. A shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the issuer bank is a party.

     (b) Consummation of a plan of share exchange if the issuer bank's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

     (c) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, the bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

(2) PERMISSIVE DISSENTERS' RIGHTS. The articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

     (a)  Alters or abolishes a preferential right of the shares.

     (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

     (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

     (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

     (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
Section 221.0506.

(3) RIGHTS OF DISSENTER. A shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under Sections 221.0701 to 221.0718 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer bank.

221.0707  Dissent by shareholders and beneficial shareholders.

(1) PARTIAL EXERCISE OF DISSENTERS' RIGHTS. A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the bank in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder, who asserts dissenters' rights under this subsection as to fewer than all of the shares registered in his or her name, are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) RIGHTS OF BENEFICIAL SHAREHOLDERS. A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

     (a) Submits to the bank the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

     (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

221.0708  Notice of dissenters' rights.

(1) ACTION AT SHAREHOLDER MEETING. If proposed corporate action creating dissenters' rights under Section 221.0706 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under Sections 221.0701 to
221.0718 and shall be accompanied by a copy of those sections.

(2) ACTION WITHOUT SHAREHOLDER VOTE. If corporate action creating dissenters' rights under Section 221.0706 is authorized without a vote of shareholders, the bank shall notify, in writing and in accordance with Section 221.0103, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in
Section 221.0710.

221.0709 Notice of intent to demand payment.

(1) METHOD OF ASSERTING DISSENTERS' RIGHTS. If proposed corporate action creating dissenters' rights under Section
221.0706 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

     (a) Deliver to the issuer bank before the vote is taken written notice that complies with Section 221.0103 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

     (b) Refrain from voting his or her shares in favor of the proposed action.

(2) FAILURE TO COMPLY. A shareholder or beneficial shareholder who fails to comply with sub. (1) is not entitled to payment for his or her shares under Sections 221.0701 to 221.0718.

221.0710 Dissenters' notice.

(1) WHEN REQUIRED. If a proposed corporate action creating dissenters' rights under Section 221.0706 is authorized at a shareholders' meeting, the bank shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied Section 221.0709 (1).

(2) TIMING AND CONTENT OF NOTICE. The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable, and all necessary regulatory approvals are obtained. The dissenters' notice shall comply with Section 221.0103 and shall include or have attached all of the following:

     (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

     (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

     (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

     (d) A date by which the bank must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

     (e)  A copy of Sections 221.0701 to 221.0718.

221.0711 Duty to demand payment.

(1) MANNER OF DEMANDING PAYMENT. A shareholder or beneficial shareholder who is sent a dissenters' notice described in Section 221.0710, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in Section 221.0710, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under Section 221.0710(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

(2) EFFECT OF DEMAND ON HOLDERS OF CERTIFICATED SHARES. A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

(3) EFFECT OF FAILURE TO DEMAND. A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under Sections 221.0701 to 221.0718.

221.0712 Restriction on uncertificated shares.

(1) WHEN TRANSFER RESTRICTIONS PERMITTED. The issuer bank may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under Section 221.0714.

(2) EFFECT OF DEMAND ON HOLDERS OF UNCERTIFICATED SHARES. The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

221.0713 Payment.

(1) WHEN PAYMENT MADE. Except as provided in Section 221.0715, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the bank shall pay each shareholder or beneficial shareholder who has complied with
Section 221.0711 the amount that the bank estimates to be the fair value of his or her shares, plus accrued interest.

(2) MATERIAL TO ACCOMPANY PAYMENT. The payment shall be accompanied by all of the following:

     (a) The bank's latest available financial statements, including a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

     (b) A statement of the bank's estimate of the fair value of the shares.

     (c)  An explanation of how the interest was calculated.

     (d) A statement of the dissenter's right to demand payment under Section 221.0716 if the dissenter is dissatisfied with the payment.

     (e)  A copy of Sections 221.0701 to 221.0718.

221.0714 Failure to take action.

(1) ACTION NOT TAKEN. If an issuer bank does not effectuate the corporate action within 60 days after the date set under Section
221.0710 for demanding payment, the issuer bank shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(2) ACTION TAKEN AT A LATER DATE. If, after returning deposited certificates and releasing transfer restrictions, the issuer bank effectuates the corporate action, the bank shall deliver a new dissenters' notice under Section 221.0710 and repeat the payment demand procedure.

221.0715 After-acquired shares.

(1) WITHHOLDING FOR AFTER-ACQUIRED SHARES. A bank may elect to withhold payment required by Section 221.0713 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under Section 221.0710(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) PAYMENT. To the extent that the bank elects to withhold payment under sub. (1) after effectuating the corporate action, the bank shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The bank shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 221.0716 if the dissenter is dissatisfied with the offer.

221.0716 Procedure if dissenter is dissatisfied with payment or offer.

(1) RIGHTS OF DISSENTER. A dissenter may, in the manner provided in sub. (2), notify the bank of the dissenter's estimate of the fair value of his or her shares and the amount of interest due, and demand payment of his or her estimate, less any payment received under Section 221.0713, or reject the offer under
Section 221.0715 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

     (a)  The dissenter believes that the amount paid under
Section 221.0713 or offered under Section 221.0715 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

     (b) The bank fails to make payment under Section 221.0715 within 60 days after the date set under Section 221.0710 for demanding payment.

     (c) The issuer bank, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under Section 221.0710 for demanding payment.

(2) WAIVER OF RIGHTS. A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the bank of his or her demand under sub. (1) in writing within 30 days after the bank makes or offers payment for his or her shares. The notice shall comply with Section 221.0103.

221.0717 Court action.

(1) WHEN SPECIAL PROCEEDING REQUIRED. If a demand for payment under Section 221.0716 remains unsettled, the bank shall bring a special proceeding within 60 days after receiving the payment demand under Section 221.0716 and petition the court to determine the fair value of the shares and accrued interest. If the bank does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) WHERE PROCEEDING TO BE BROUGHT. The bank shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the bank is a foreign bank without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer bank that merged with or whose shares were acquired by the foreign bank.

(3) PARTIES TO THE PROCEEDING. The bank shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in Section 801.14.

(4) JURISDICTION. The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) JUDGEMENTS. Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

     (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the bank.

     (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenters' notice under Section 221.0710(2)(c), for which the bank elected to withhold payment under Section 221.0715.

221.0718 Court costs and counsel fees.

(1)  ASSESSMENT OF AND LIABILITY FOR COSTS.

     (a) Notwithstanding Sections 814.01 to 814.04, the court in a special proceeding brought under Section 221.0717 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the bank, except as provided in par. (b).

     (b) Notwithstanding Sections 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under Section 221.0716.

(2) WHEN LIABLE FOR FEES AND COSTS. The parties shall bear their own expenses of the proceeding, except that, notwithstanding Sections 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

     (a) Against the bank and in favor of any dissenter if the court finds that the bank did not substantially comply with Sections 221.0708 to 221.0716.

     (b) Against the bank or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

(3) PAYMENT OF COUNSEL AND EXPERTS FROM RECOVERY. Notwithstanding Sections 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                           EXHIBIT D

                  ARTICLES OF INCORPORATION OF
              MOUND CITY FINANCIAL SERVICES, INC.

                    ARTICLES OF INCORPORATION
                        Stock (for profit)

     Executed by the undersigned for the purpose of forming a Wisconsin for-profit corporation under Chapter 180 of the Wisconsin Statutes repealed and recreated by 1989 Wis. Act 303:

     ARTICLE 1.  Name of Corporation:  Mound City Financial
Services, Inc.

     ARTICLE 2.  The Corporation shall be authorized to issue
300,000 shares.

     ARTICLE 3. The street address of the initial registered office is: 25 East Pine Street, Platteville, Wisconsin 53818

     ARTICLE 4. The name of the initial registered agent at the above registered office is: Robert J. Just, Jr.

     ARTICLE 5.  Other provisions (OPTIONAL):
Article 5 continued on attached pages incorporated by reference.

     ARTICLE 6.  Executed on August 5, 1996.

     Name and complete address of each incorporator:

          Robert J. Just, Jr.
          President
          Mound City Bank
          25 East Pine Street, Box 263
          Platteville, WI  53818


                              /s/ Robert J. Just, Jr.
                              (Incorporator Signature)

This document was drafted by John E. Knight.

DFI CORP FILE ID NO. M046562
Document stamped Received August 29, 1996, 3:30 P.M. by State of
Wisconsin, Department of Financial Institutions.
Document stamped Filed September 6, 1996 by State of Wisconsin,
Department of Financial Institutions.

Mound City Financial Services, Inc.

     A.   The number of directors shall not be less than seven
(7) nor more than nine (9), the exact number of directors to be determined from time to time by resolution adopted by a majority of the entire Board of Directors, and such exact number shall be nine (9) until otherwise determined by resolution adopted by a majority of the entire Board of Directors. As used in this
Article 5 "entire Board of Directors" means the total number of directors which the Corporation would have if there were no vacancies.

     The Board of Directors shall be divided into three (3) classes of nearly equal in number as may be, with the term of office of one class expiring each year. At the first annual meeting of the shareholders, directors of the first class (Class
I) shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class (Class II) shall be elected to hold office for a term expiring at the second succeeding annual meeting and directors of the third class (Class III) shall be elected to hold office for a term expiring at the third succeeding annual meeting. Subject to the foregoing, at each annual meeting of shareholders, directors chosen to succeed those terms then expired shall be elected for a term of office expiring at the third succeeding annual meeting of shareholders after their election, so that the term of one class of directors shall expire each year. Any vacancies on the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum. Each director shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor shall be elected and qualified or until his or her death, or until he or she shall resign or shall have been removed in the manner hereinafter provided. No decrease in the number of directors shall shorten the term of any incumbent director.

     The names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and shall qualify are:

     Wilson J. Boldt               Barry J. Brodbeck
     715 N. Second                 949 Stonebridge Road
     Platteville, WI  53818        Platteville, WI  53818

     Keith R. Buchert              Robert J. Just, Jr.
     110 Virgin Avenue             P.O. Box 303
     Platteville, WI  53818        Platteville, WI  53818

     W. Phil Karrmann              Richard J. Kopp
     1690 County Road B            100 Highpoint Circle
     Platteville, WI  53818        Platteville, WI  53818

     James D. Soles                Douglas W. Speth
     150 South Hickory St.         15021 Highway 126
     Platteville, WI  53818        Belmont, WI  53510

     Richard L. McWilliams
     P.O. Box 55
     Platteville, WI  53818

     No director of the Corporation shall be removed from office with or without cause unless such removal is approved either by the holders of seventy-five percent (75%) of the common stock of the Corporation outstanding at the time a determination is made or by the affirmative vote of seventy-five percent (75%) of the directors in office at the time the determination is made.

     B. Except as otherwise expressly provided in this Article 5B: (i) any merger or consolidation of the Corporation with or into any other corporation; (ii) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Corporation pursuant to a vote of shareholders; (iii) any sale, exchange or other disposition of all or substantially all of the assets of the Corporation, including, but not limited to, the stock of any subsidiary organization held by the Corporation to or with any other corporation, person or entity; or (iv) any transaction similar to, or having similar effect as, any of the foregoing transactions, shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote.

     The provisions of this Article 5B shall not apply to any transaction described above in clauses (i), (ii), (iii) or (iv) of this Article 5B, (a) which has been approved by resolution adopted by seventy-five percent (75%) of the entire Board of Directors of the Corporation at any time prior to the consummation thereof, or (b) with another corporation or entity if a majority of the outstanding shares of stock of such other corporation or entity is owned of record or beneficially directly or indirectly by the Corporation or its subsidiaries. If the provisions of this Article 5B do not apply because of clauses (a) or (b) in this paragraph, the transactions described in clauses
(i), (ii), (iii) or (iv) in the first paragraph of this Article 5B shall require the affirmative vote of the holders of at least a majority of the shares of the Stock of the Corporation issued and outstanding and entitled to vote or as otherwise required by law.

     The Board of Directors of the Corporation shall have the power and duty to determine for purposes of this Article 5B, on the basis of information then known to it, whether any sale, exchange or other disposition of part of the assets of the Corporation involves substantially all of the assets of the Corporation. Any such determination by the Board of Directors shall be conclusive and binding for all purposes of this Article 5B.

     C. Shareholders of the Corporation's capital stock, herein the "Stock," may not sell, transfer, assign, encumber, pledge, hypothecate, or in any way dispose of or alienate any of their shares of the Stock, or any right, title or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, without the prior written consent of the Corporation. Provided, however, that the prior written consent of the Corporation shall not be required as to: (i) any transaction between a shareholder and his or her spouse, a member of his or her immediate family or any lineal descendant thereof; or (ii) any pledge or hypothecation of shares of the Stock, provided, that as a condition precedent to the effectiveness of either of the transactions described in (i) or (ii) herein, the transferee in any such transaction shall be bound by all of the terms and conditions of this Article 5C.

     In the event a shareholder, herein the "Selling Shareholder", desires to dispose of his or her shares of Stock, or any portion of it, called the "Offered Shares", other than in a transaction of the type described in (i) or (ii) above, without first obtaining the written consent of the Corporation, the Selling Shareholder, first, shall give the Corporation written notice of his or her intent to do so, stating in the notice the identity of the proposed transferee of the Offered Shares, the number of Offered Shares the Selling Shareholder proposes to transfer, the proposed consideration for the Offered Shares and the other terms and conditions of the proposed transfer of the Offered Shares. The Selling Shareholder shall include with the written notice given to the Corporation under this paragraph a copy of the written offer to purchase the Offered Shares. The Corporation shall have a right of first refusal to acquire all, but not less than all, of the Offered Shares for the consideration and on the other terms and conditions offered by the proposed transferee and as contained in the written notice given to the Corporation by the Selling Shareholder. The Corporation shall exercise its right to acquire the Offered Shares by giving written notice to the Selling Shareholder, indicating the number of Offered Shares it will acquire, within thirty (30) days following receipt of the written notice of the Selling Shareholder. In the event the Corporation does not exercise its acquisition rights within the time period as provided herein with respect to all of the Offered Shares, the Selling Shareholder shall be free for a period of thirty (30) days thereafter to transfer all of the Offered Shares to the transferee identified in the written notice to the Corporation, and at the same consideration and on the same terms and conditions as set forth in such written notice. After giving any notice of intended transfer of any shares of the Stock pursuant to this Article 5C, the Selling Shareholder, unless requested by the other shareholders of the Corporation holding a majority of the Corporation's outstanding shares of capital stock, not including the shares of the Stock held by the Selling Shareholder, shall refrain from participating as an officer, director or shareholder of the Corporation with respect to the Corporation's decision on whether or not to acquire the Offered Shares and, if so requested to participate, the Selling Shareholder shall cooperate with the other shareholders and the Corporation in every reasonable way to effectuate the purpose of this Article 5C. Except as provided in this Article 5C, the Selling Shareholder shall be bound by the restrictions and limitations imposed by this Article 5C after any notice of a desire to transfer is given and whether or not any such transfer actually occurs. As a condition precedent to the effectiveness of any transfer of Offered Shares to any person or entity, such transferee shall agree in writing to be bound by all of the terms and conditions of this Article 5C.

     Each certificate representing shares of the Stock shall have endorsed thereon a legend in substantially the following form:

          The shares represented by this
          certificate and any sale, transfer,
          or other disposition thereof are
          restricted under and subject to the
          terms and conditions contained in
          Article 5C of the Corporation's
          Articles of Incorporation, a copy of
          which is on file at the offices of
          the Corporation.

     Any attempted or purported sale, transfer, assignment, encumbrance, pledge, hypothecation or other disposition or alienation of any of the shares of the Stock by a shareholder in violation of this Article 5C shall be null, void and ineffectual, and shall not operate to transfer any right, title or interest whatsoever in or to such shares of the Stock.

     D. The provision of this Article 5, may not be amended, altered or repealed except by the affirmative vote of holders of at least seventy five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote, at any regular or special meeting of the shareholders if notice of the proposed amendment, alteration or repeal be contained in the notice of meeting.
                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Officers and Directors.

     Sections 180.0850 through 180.0859 of the Wisconsin Statutes permit and in some cases require indemnification of directors, officers, employees, and agents of a Wisconsin corporation. In general, such indemnification is required unless the person violates a duty of loyalty or a duty of care as specifically set forth in the statutes. Section 180.0851, Wis. Stats.

     Article VII of the registrant's bylaws provide for indemnification of officers and directors under terms and conditions that follow the statutory language cited above. A complete copy of the bylaws is included in Exhibit 3 hereto.

Item 21.  Exhibits and Financial Statement.

     Schedules

     (a)  Exhibits.  The following exhibits are submitted:

     Exhibit No.    Description

          2 Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)

          3 Articles of Incorporation (set forth as an exhibit to the Prospectus) and bylaws of Mound City Financial Services, Inc.

          4         Specimen stock certificate of Mound City
                    Financial Services, Inc.

          5         Opinion of Boardman, Suhr, Curry & Field

          8         Tax Opinion of Boardman, Suhr, Curry & Field
                    (set forth as an exhibit to the Prospectus)

          10        Executive Employee Salary Continuation
                    Agreement for Robert J. Just, Jr.

          23        Consent of Boardman, Suhr, Curry & Field
                    (included in opinion)

          99        Form of Proxy for shareholders of Mound City
                    Bank


     (b) No financial statement schedules are required to be filed with regard to Mound City Financial Services, Inc. or Mound
City Bank.

Item 22.  Undertakings.

     (1) The registrant will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i)  Include any prospectus required by section
10(a)(3) of the Securities Act of 1933, as amended ("Act");

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Act, the registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) The registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liability arising under the Act (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933,
the Registrant has duly caused this Amendment    No. 2     to
Registration Statement No. 333-14825 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of
Platteville, State of Wisconsin, on the    4th     day of
   December    , 1996.

                              MOUND CITY FINANCIAL SERVICES, INC.
                              By:

                             /s/ Robert J. Just, Jr.

                              Robert J. Just, Jr., President/
                              CEO, Principal Accounting Officer,
                              Principal Financial Officer


     Pursuant to the requirements of the Securities Act of 1933,
this Amendment    No. 2     to Registration Statement No.
333-14825 has been signed by the following persons in the
capacities and on the dates indicated on    December 4    , 1996.

Signature                   Title(s)              Date


        *                     Director
Wilson J. Boldt


        *                     Director
Barry J. Brodbeck


        *                     Director
Keith R. Buchert


        *                     Secretary
Donna J. Hoppenjan



        *                     President/CEO, Principal Accounting
Robert J. Just, Jr.           Officer, Principal Financial
                              Officer, Director



        *                     Director
W. Phil Karrmann


        *                     Director
Richard J. Kopp


        *                     Vice President,
Richard L. McWilliams         Chairman/Director


        *                     Director
James D. Soles


        *                     Director
Douglas W. Speth


* Robert J. Just, Jr., by signing his name hereto, does hereby sign this document on behalf of himself and on behalf of each of the other directors named above pursuant to powers of attorney duly executed by such other persons.

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            __________

                             FORM S-4

                     REGISTRATION STATEMENT

                              Under

                   The Securities Act of 1933





                            __________



               MOUND CITY FINANCIAL SERVICES, INC.
     (Exact name of registrant as specified in its charter)




                         E X H I B I T S

                        INDEX TO EXHIBITS

   Exhibit No.                     Description


     2 Agreement and Plan of Reorganization (set forth as an exhibit to the Prospectus)

     3 Articles of Incorporation (set forth as an exhibit to the Prospectus) and bylaws of Mound City Financial Services, Inc.

     4              Specimen stock certificate of Mound City
                    Financial Services, Inc.

     5              Opinion of Boardman, Suhr, Curry & Field

     8              Tax Opinion of Boardman, Suhr, Curry & Field
                    (set forth as an exhibit to the Prospectus)

     10             Executive Employee Salary Continuation
                            Agreement for Robert J. Just, Jr.

     23             Consent of Boardman, Suhr, Curry & Field
                    (included in opinion)

     99             Form of Proxy for shareholders of Mound City
                    Bank